Exhibit 4.3

CREDIT AGREEMENT

dated as of December 21, 2001

among

MIDDLEBY MARSHALL INC.,

THE MIDDLEBY CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

FLEET NATIONAL BANK,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Lender and Swing Line Lender

BANC OF AMERICA SECURITIES LLC
Lead Arranger and Book Manager

TABLE OF CONTENTS Page

SECTION 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	23

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS	24
2.1	Commitments	24
2.1.1	Revolving Loans	24
2.1.2	L/C Commitment	24
2.1.3	Term Loans	25
2.2	Loan Procedures	25
2.2.1	Various Types of Loans	25
2.2.2	Borrowing Procedures	25
2.2.3	Conversion and Continuation Procedures	26
2.3	Letter of Credit Procedures	27
2.3.1	L/C Applications	27
2.3.2	Participations in Letters of Credit	27
2.3.3	Reimbursement Obligations	27
2.3.4	Limitation on Obligations of Issuing Lenders	28
2.3.5	Funding by Revolving Lenders to Issuing Lenders	28
2.4	Swing Line Loans	29
2.4.1	Swing Line Loans	29
2.4.2	Swing Line Loan Procedures	29
2.4.3	Refunding of, or Funding of Participations in, Swing Line Loans	30
2.4.4	Repayment of Participations	30
2.4.5	Participation Obligations Unconditional	31
2.5	Commitments Several	31
2.6	Certain Conditions	31

SECTION 3	NOTES EVIDENCING LOANS	31
3.1	Notes	31
3.2	Recordkeeping	31

SECTION 4	INTEREST	32
4.1	Interest Rates	32
4.2	Interest Payment Dates	32

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4.3	Setting and Notice of Eurodollar Rates	32
4.4	Computation of Interest	33

SECTION 5	FEES	33
5.1	Commitment Fee	33
5.2	Letter of Credit Fees	33
5.3	Up-Front and Funding Fees	34
5.4	Administrative Agent’s and Lead Arranger’s Fees	34

SECTION 6	REPAYMENT OF LOANS; REDUCTION AND TERMINATION OF THE COMMITMENTS; PREPAYMENTS	34
6.1	Repayment of Loans	34
6.2	Voluntary Reductions of the Revolving Commitment Amount	34
6.3	Prepayments	35
6.3.1	Voluntary Prepayments	35
6.3.2	Mandatory Prepayments	35
6.3.3	Application of Prepayments	36

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	36
7.1	Making of Payments	36
7.2	Application of Certain Payments	37
7.3	Due Date Extension	37
7.4	Setoff	37
7.5	Proration of Payments	37
7.6	Taxes	37

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS	40
8.1	Increased Costs	40
8.2	Basis for Determining Interest Rate Inadequate or Unfair	41
8.3	Changes in Law Rendering Eurodollar Loans Unlawful	42
8.4	Funding Losses	42
8.5	Right of Lenders to Fund through Other Offices	43
8.6	Discretion of Lenders as to Manner of Funding	43
8.7	Mitigation of Circumstances; Replacement of Affected Lender	43
8.8	Conclusiveness of Statements; Survival of Provisions	44

SECTION 9	REPRESENTATIONS AND WARRANTIES	44
9.1	Organization, etc	44
9.2	Authorization; No Conflict	44
9.3	Validity and Binding Nature	45
9.4	Financial Condition	45
9.5	No Material Adverse Change	45

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9.6	Litigation and Contingent Liabilities	45
9.7	Ownership of Properties; Liens	45
9.8	Subsidiaries	46
9.9	Pension Plans	46
9.10	Investment Company Act	46
9.11	Public Utility Holding Company Act	46
9.12	Regulation U	47
9.13	Taxes	47
9.14	Solvency, etc	47
9.15	Environmental Matters	47
9.16	Information	47
9.17	Blodgett Acquisition	48
9.18	No Default	48
9.19	No Burdensome Restrictions	48
9.20	Note Purchase Representations and Warranties	48

SECTION 10	COVENANTS	49
10.1	Reports, Certificates and Other Information	49
10.1.1	Audit Report	49
10.1.2	Quarterly Reports	49
10.1.3	Monthly Reports	49
10.1.4	Compliance Certificates	50
10.1.5	Reports to SEC and to Shareholders	50
10.1.6	Notice of Default, Litigation, ERISA and Environmental Matters	50
10.1.7	Subsidiaries	51
10.1.8	Management Reports	51
10.1.9	Projections	51
10.1.10	Borrowing Base Certificate	51
10.1.11	Other Information	51
10.2	Books, Records and Inspections	52
10.3	Insurance	52
10.4	Compliance with Laws, Material Contracts; Payment of Taxes and Liabilities	52
10.5	Maintenance of Existence, etc	52
10.6	Financial Covenants	53
10.6.1	Fixed Charge Coverage Ratio	53
10.6.2	Total Leverage Ratio	53
10.6.3	Senior Leverage Ratio	53
10.6.4	Minimum Consolidated Net Worth	53
10.6.5	Capital Expenditures	54
10.7	Limitations on Debt	54
10.8	Liens	55
10.9	Restricted Payments	56

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10.10	Mergers, Consolidations, Sales	57
10.11	Use of Proceeds	57
10.12	Further Assurances	58
10.13	Transactions with Affiliates	58
10.14	Employee Benefit Plans	58
10.15	Environmental Laws	58
10.16	Unconditional Purchase Obligations	59
10.17	Inconsistent Agreements	59
10.18	Business Activities	59
10.19	Advances and Other Investments	59
10.20	Foreign Subsidiaries	60
10.21	Interest Rate Protection	60
10.22	Amendments to Certain Documents	61
10.23	Real Estate Documents	61
10.24	Foreign Pledges	62
10.25	Key Management	62

SECTION 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	62
11.1	Effectiveness	62
11.1.1	Notes	63
11.1.2	Resolutions	63
11.1.3	Consents, etc	63
11.1.4	Incumbency and Signature Certificates	63
11.1.5	Security Agreement	63
11.1.6	Subsidiary Guaranty	63
11.1.7	U.S. Pledge Agreement	63
11.1.8	Opinions of Counsel for the Loan Parties	63
11.1.9	Financial Information	64
11.1.10	Acquisition Documents	64
11.1.11	Mortgages	64
11.1.12	Subordinated Debt	64
11.1.13	Borrowing Base Certificate	65
11.1.14	Other	65
11.2	Conditions to All Credit Extensions	65
11.2.1	Compliance with Representations and Warranties, No Default, etc	65
11.2.2	Confirmatory Certificate	65

SECTION 12	EVENTS OF DEFAULT AND THEIR EFFECT	65
12.1	Events of Default	65
12.1.1	Non-Payment of the Loans, etc	65
12.1.2	Non-Payment of Other Debt	66
12.1.3	Bankruptcy, Insolvency, etc	66

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12.1.4	Non-Compliance with Provisions of This Agreement	66
12.1.5	Representations and Warranties	66
12.1.6	Pension Plans	67
12.1.7	Judgments	67
12.1.8	Invalidity of Subsidiary Guaranty, etc	67
12.1.9	Invalidity of Collateral Documents, etc	67
12.1.10	Change in Control	67
12.2	Effect of Event of Default	67

SECTION 13	PARENT GUARANTY	68
13.1	The Guaranty	68
13.2	Guaranty Unconditional	68
13.3	Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances	69
13.4	Waiver by the Parent	70
13.6	Stay of Acceleration	70

THE ADMINISTRATIVE AGENT	70
14.1	Appointment and Authorization	70
14.2	Delegation of Duties	71
14.3	Liability of Administrative Agent	71
14.4	Reliance by Administrative Agent	71
14.5	Notice of Default	72
14.6	Credit Decision	72
14.7	Indemnification	73
14.8	Administrative Agent in Individual Capacity	74
14.9	Successor Administrative Agent	74
14.10	Withholding Tax	75
14.11	Collateral Matters	77
14.12	Syndication Agent	77

SECTION 15	GENERAL	77
15.1	Waiver; Amendments	77
15.2	Confirmations	78
15.3	Notices	78
15.4	Computations	79
15.5	Regulation U	79
15.6	Costs, Expenses and Taxes	79
15.7	Subsidiary References	80
15.8	Captions	80
15.9	Assignments; Participations	80
15.9.1	Assignments	80
15.9.2	Participations	82

v

15.10	Governing Law	82
15.11	Counterparts	83
15.12	Successors and Assigns	83
15.13	Indemnification by the Company	83
15.14	Forum Selection and Consent to Jurisdiction	85
15.15	Waiver of Jury Trial	85

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SCHEDULES

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Lenders and Percentages
SCHEDULE 6.1	Amortization of Term A Loans
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.7	Ownership of Properties; Liens
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 10.7(g)	Debt to be Repaid
SCHEDULE 10.7(i)	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 10.19	Existing Investments
SCHEDULE 11.1.11	Mortgaged Property
SCHEDULE 15.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.4)
EXHIBIT C	Form of Subsidiary Guaranty (Section 1)
EXHIBIT D	Form of Security Agreement (Section 1)
EXHIBIT E	Form of U.S. Pledge Agreement (Section 1)
EXHIBIT F	Form of Assignment Agreement (Section 15.9)
EXHIBIT G	Form of Borrowing Base Certificate (Section 1)
EXHIBIT H-1	Form of Subordination Agreement (Seller Subordinated Debt) (Section 11.1)
EXHIBIT H-2	Form of Subordination Agreement (Senior Subordinated Debt) (Section 11.1)

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CREDIT AGREEMENT

     This CREDIT AGREEMENT dated as of December 21, 2001 (this “Agreement”) is entered into among MIDDLEBY MARSHALL INC., a Delaware corporation (the “Company”), THE MIDDLEBY CORPORATION, a Delaware corporation (the “Parent”), various financial institutions (together with their respective successors and assigns, the “Lenders”) and BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), as administrative agent for the Lenders.

     WHEREAS, the Lenders are willing to extend commitments to make loans to, and to issue or participate in letters of credit for the account of, the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1 DEFINITIONS.

     1.1 Definitions. When used herein the following terms shall have the following meanings:

     Account Debtor means any Person who is obligated to the Company or any Subsidiary Guarantor under an Account Receivable.

     Account Receivable means, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

     Adjusted Working Capital means, at any time, the excess of:

(a)	(i) the consolidated current assets of the Parent and its Subsidiaries less (ii) the amount of cash and cash equivalents included in such consolidated current assets;

over
(b)	(i) consolidated current liabilities of the Parent and its Subsidiaries less (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the Parent and its Subsidiaries included in such consolidated current liabilities.

     Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

     Affected Lender means any Lender that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

     Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person.

     Agent-Related Persons means Bank of America or any successor agent arising under Section 14.9, together with their respective Affiliates (including, in the case of Bank of America, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     Agreement — see the Preamble.

     Asset Sale means the sale, lease, assignment or other transfer for value by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary (including any sale or other transfer of stock of any Subsidiary, whether by merger, consolidation or otherwise), excluding (a) the sale or lease of Inventory in the ordinary course of business, (b) license agreements entered into by the Company or any Subsidiary, as licensor, in the ordinary course of business for the use of any intellectual property or other intangible asset of the Company or such Subsidiary, (c) sales or discounts of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof, which sales shall be without recourse to the Company or any Subsidiary and (d) other sales or transfers of assets in an aggregate amount not exceeding $500,000 in any Fiscal Year.

     Assignee — see Section 15.9.1.

     Assignment Agreement — see Section 15.9.1.

     Bank of America — see the Preamble.

     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

      Base Rate Margin — see Schedule 1.1.

2

      Blodgett means Blodgett Holdings Inc., a Delaware corporation.

     Blodgett Acquisition means the acquisition by the Company of all of the capital stock of Blodgett pursuant to the Blodgett Acquisition Agreement.

     Blodgett Acquisition Agreement means the Stock Purchase Agreement dated as of August 30, 2001 between the Company (as assignee of the Parent) and Maytag Corporation, including all schedules, annexes and exhibits thereto, as amended through Amendment No. 1 thereto dated December 21, 2001.

     Borrowing Base means the sum of (a) 85% of Eligible Accounts Receivable plus (b) 50% of Eligible Inventory measured at the lower of cost or fair market value.

     Borrowing Base Certificate means a borrowing base certificate executed by a Responsible Financial Officer of the Company substantially in the form of Exhibit G.

     Business Day means any day (other than a Saturday or Sunday) on which Bank of America is open for commercial banking business in Chicago, Charlotte, Dallas and New York and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc. (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a Lender, (d) any repurchase agreement entered into with any Lender which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender thereunder, (e) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than the Parent or an Affiliate of the Parent), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia, (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

3

     Change in Control means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) William Whitman, Jr. and any Related Person and (ii) any employee benefit plan of the Parent or any Subsidiary, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of outstanding shares of voting stock of the Parent in excess of the amount of shares of such stock owned by William Whitman, Jr. and the Related Persons; (b) William Whitman, Jr. and his spouse (or, after the death of William Whitman, Jr., the Related Persons) shall fail to own at least 15% of the total voting power of all outstanding shares of voting stock of the Parent; provided that the calculation of the percentage of the total voting power of all outstanding shares of voting stock of the Parent (the “Parent Voting Shares”) owned by William Whitman, Jr. and his spouse (or, after the death of William Whitman, Jr., the Related Persons) shall be computed without giving effect to any dilution caused by the issuance of any Parent Voting Shares (i) to officers, employees or directors of the Parent or any Subsidiary pursuant to any stock option, benefit or compensation plan, (ii) pursuant to a public offering of Parent Voting Shares and/or (iii) upon the exercise of any warrants or equity securities to the holders of the Senior Subordinated Debt; or (c) individuals who on the Effective Date were directors of the Parent (the “Incumbent Board”) shall cease for any reason to constitute a majority of the board of directors of the Parent; provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s shareholders, was approved by the requisite vote of the then Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any “person” or “group” other than a solicitation for the election of one or more directors by or on behalf of the board of directors.

     Code means the Internal Revenue Code of 1986.

     Collateral Access Agreement means an agreement, in form and substance reasonably acceptable to the Administrative Agent, between the Administrative Agent and a third party relating to Inventory of the Company or any Subsidiary Guarantor located on the property of such third party.

4

     Collateral Documents means the U.S. Pledge Agreement, the Security Agreement, each Mortgage and any other agreement pursuant to which any Loan Party grants collateral to the Administrative Agent for the benefit of the Lenders.

     Commitment means, as to any Lender, such Lender’s commitment to make Loans, and (if applicable) to issue or participate in Letters of Credit and to participate in Swing Line Loans, under this Agreement.

     Commitment Fee Rate — see Schedule 1.1.

     Company — see the Preamble.

     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

     Consolidated Net Income means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding (a) any extraordinary gains during such period and (b) any foreign exchange translation gains or losses that might appear on or be reflected in the consolidated statement of earnings of the Parent and its Subsidiaries on a consolidated basis for such period.

     Consolidated Net Worth means, at any date, the sum of (a) consolidated stockholders’ equity (excluding any equity attributable to any preferred stock which is mandatorily redeemable, or redeemable at the option of the holder thereof, prior to one year following the final stated maturity of the Term Loans) of the Parent and its Subsidiaries as of such date and (b) all Special Charges taken after September 29, 2001.

     Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     Credit Extension means the making of any Loan or the issuance of any Letter of Credit.

     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person in respect of obligations of the types referred to in clauses (a) through (f) and (h) all Debt of any partnership in which such Person is a general partner.

5

     Debt to be Repaid means the Debt listed on Schedule 10.7(g).

     Dollar and the sign “$” mean lawful money of the United States of America.

     EBITDA means, for any period, Consolidated Net Income for such period plus to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

     Effective Date — see Section 11.1.

     Eligible Account Receivable means an Account Receivable owing to the Company or any Subsidiary Guarantor which meets each of the following requirements: (a) it is payable in Dollars; (b) it arises from the sale of goods or the rendering of services by the Company or such Subsidiary Guarantor, such goods or services comply with the applicable Account Debtor’s specifications (if any) and, if it arises from the sale of goods, such sale is final and such goods have been delivered to and accepted by the applicable Account Debtor; (c) it (i) is subject to a perfected Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien (other than Liens permitted by Section 10.8(a)); (d) it is a valid, legally enforceable and unconditional obligation of the applicable Account Debtor, is not contingent in any respect or for any reason, and is not subject to any offset, deduction, counterclaim, credit, allowance, discount, rebate or adjustment by such Account Debtor or to any claim by such Account Debtor denying liability thereunder in whole or in part, provided that (i) if any offset, deduction, counterclaim, credit, allowance, rebate or adjustment is asserted, or discount is granted, the Account Receivable shall only be ineligible pursuant to this clause (d) to the extent of the same, and (ii) no Account Receivable shall be ineligible, or be reduced pursuant to clause (i) on account of, (A) rebates which are given to Account Debtors in the ordinary course of business consistent with past practice for volume purchases to the extent that the aggregate amount thereof does not exceed $2,000,000 at any time, and (B) warranty claims asserted by Account Debtors to the extent that the aggregate amount thereof does not exceed $2,000,000 at any time; (e) there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto; (f) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada, unless the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker’s acceptance, credit insurance or other credit support terms reasonably satisfactory to the Administrative Agent; (g) it is not an Account Receivable arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement; (h) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company or such Subsidiary Guarantor (or by any agent or custodian of such Person) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto; (i) it arises in the ordinary course of business of the Company or such Subsidiary Guarantor; (j) if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Company or such Subsidiary Guarantor has assigned its right to payment of such Account Receivable to the Administrative Agent pursuant to the Assignment of Claims Act of 1940; (j) if the Company or such Subsidiary Guarantor maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit (provided that if any such credit limit is exceeded, otherwise eligible Accounts Receivable will be ineligible only to the extent of such excess); (k) such Account Receivable is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof, in each case according to the original terms of sale; (l) the Account Debtor with respect thereto is not any Loan Party or an Affiliate thereof; (m) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause (k) of this definition; (n) the Account Receivable is not evidenced by a promissory note or chattel paper unless such promissory note or chattel paper has been pledged and delivered to the Administrative Agent; and (o) other than a prohibition which may be retroactively cured with de minimis expense, the Company or such Subsidiary Guarantor is not subject to a prohibition by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Account Receivable.

6

     An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. With respect to any Account Receivable, if the Administrative Agent at any time hereafter determines that the prospect of payment or performance by the Account Debtor with respect thereto is impaired for any reason whatsoever, such Account shall cease to be an Eligible Account five Business Days after notice of such determination is given to the Company.

     Eligible Assignee means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iii) a Person of which a Lender is a Subsidiary; (d) as to the Term Loans, (i) an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (other than the Parent or an Affiliate of the Parent) or (ii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is primarily engaged in the business of making, purchasing or otherwise investing in commercial loans; and (e) any other Person approved by the Parent and the Administrative Agent.

7

     Eligible Inventory means Inventory of the Company or any Subsidiary Guarantor which meets each of the following requirements: (a) it (i) is subject to a perfected Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien (other than Liens permitted by Section 10.8(a)); (b) it consists of raw materials which are usable or finished goods salable in the ordinary course of the Company’s or such Subsidiary Guarantor’s business; (c) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215; (d) if Inventory is held by a third Person or is located at property leased by the Company or a Subsidiary Guarantor, as lessee, such Person or the lessor of such property, as applicable, has delivered a Collateral Access Agreement to the Administrative Agent; provided that no Inventory shall be ineligible pursuant to this clause (d) until the 60th day after the Effective Date; (e) it is not subject to any agreement which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory; (f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code; (g) it is not “in transit” to a Person other than the Company or such Subsidiary Guarantor; (h) it is not held by the Company or such Subsidiary Guarantor on consignment; (i) it is not “work in progress”; (j) it is not placed on consignment; and (k) it is not reserved against for obsolescence.

     Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. With respect to any Inventory, if the Administrative Agent at any time hereafter determines that such Inventory is unacceptable due to age, type, category, quality or quantity, such Inventory shall cease to be Eligible Inventory five Business Days after notice of such determination is given to the Company.

     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of hazardous substances or injury to the environment.

     Environmental Laws means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental matters.

     ERISA means the Employee Retirement Income Security Act of 1974.

     Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

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     Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

     Eurodollar Margin — see Schedule 1.1.

     Eurodollar Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurodollar Rate. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

     Eurodollar Rate means for any Interest Period with respect to any Eurodollar Loan:

     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on page 3750 of the Telerate screen (or any successor thereto) as the average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

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     Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate 1-Eurocurrency Reserve Percentage

Event of Default means any of the events described in Section 12.1. Excess Cash Flow means, for any period, the remainder of (a) EBITDA for such period, less (b) the sum, without duplication of

(i) repayments of principal of Term Loans pursuant to Section 6.1, regularly scheduled principal payments arising with respect to any other long-term Debt of the Parent or any Subsidiary, and the portion of any regularly scheduled payments with respect to Capital Leases allocable to principal, in each case made during such period, plus

(ii) voluntary prepayments of the Term Loans pursuant to Section 6.3.1 during such period,

plus

(iii) cash payments made in such period with respect to Capital Expenditures (to the extent permitted hereunder),

plus

(iv) all federal, state, local and foreign income taxes paid by the Parent and its Subsidiaries during such period,

plus

(v) cash Interest Expense of the Parent and its Subsidiaries during such period,

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plus

(vi) any increase in Adjusted Working Capital during such period,

minus

(vii) any decrease in Adjusted Working Capital during such period,

plus

(viii) the amount of any prepayment made during such period with Net Cash Proceeds of Asset Sales to the extent the amount of such Net Cash Proceeds is included in the calculation of Consolidated Net Income for such period.

     Exemption Representation — see Section 7.6.

     Existing Letter of Credit means irrevocable letter of credit number 7279886 issued for the account of the Company by Bank of America.

     Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

     Fiscal Quarter means each 13-week period during a Fiscal Year, beginning with the first day of such Fiscal Year.

     Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the Saturday closest to December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2001”) refer to the Fiscal Year ending on the Saturday closest to December 31 of such calendar year.

     Fixed Charge Coverage Ratio means, as of the last day of any Computation Period, the ratio of (a) the result of (i) Pro Forma EBITDA for such Computation Period less (ii) Capital Expenditures for such Computation Period less (iii) cash income tax expense for such Computation Period to (b) the sum of (i) Interest Expense to the extent payable in cash for such Computation Period plus (ii) the Scheduled Loan Payments (as defined below) for such Computation Period plus (iii) the actual aggregate amount of all other principal payments on Debt made by the Parent and its Subsidiaries during such Computation Period; provided that:

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(x) in calculating Capital Expenditures, capital expenditures of any Person (or division or similar business unit) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period and the capital expenditures of any Person (or division or similar business unit) disposed of by the Parent or any of its Subsidiaries during such period shall be excluded on a pro forma basis for such period; and

(y) in calculating Interest Expense, any Debt incurred or assumed in connection with any Acquisition shall be assumed to have been incurred or assumed on the first day of such period and any Debt assumed by any Person (other than the Parent or any of its Subsidiaries) in connection with the disposition of any Person (or division or similar business unit) disposed of by the Parent or any of its Subsidiaries during such period shall be assumed to have been repaid on the first day of such period.

     For purposes of clause (b)(ii) above, “Scheduled Loan Payments” means (A) for the Computation Period ending March 30, 2002, $6,000,000, (B) for the Computation Period ending June 29, 2002, $7,000,000, (C) for the Computation Period ending September 28, 2002, $9,000,000, (D) for the Computation Periods ending December 28, 2002, March 29, 2003, June 28, 2003 and September 27, 2003, $10,000,000, and (E) for any Computation Period ending thereafter, the amount of principal payments of the Loans scheduled to be made during such Computation Period.

     Foreign Subsidiary means each Subsidiary of the Parent which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.

     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

     Funded Debt means all Debt of the Parent and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries, (iv) Debt of Parent to the Company and (v) Seller Subordinated Debt.

     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     Group — see Section 2.2.1.

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     Guaranteed Obligations means (a) all obligations of the Company to the Administrative Agent or any Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise under this Agreement or any other Loan Document (including with respect to Letters of Credit) and (b) all Hedging Obligations of the Company to any Lender or any affiliate of a Lender.

     Hedging Agreements means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     Hedging Obligations means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

     Immaterial Law means any provision of any Environmental Law the violation of which will not (a) violate any judgment, decree or order which is binding upon the Parent or any Subsidiary, (b) result in or threaten any injury to public health or the environment or any material damage to the property of any Person or (c) result in any liability or expense (other than any de minimis liability or expense) for the Parent or any Subsidiary; provided that no provision of any Environmental Law shall be an Immaterial Law if the Administrative Agent has notified the Parent or the Company that the Required Lenders have determined in good faith that such provision is material.

     Interest Expense means, for any Computation Period, the consolidated interest expense of the Parent and its Subsidiaries for such Computation Period (including all imputed interest on Capital Leases).

     Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one month (or, if agreed by the Required Lenders, two, three or six months) thereafter, as selected by the Company pursuant to Section 2.2.2 or 2.2.3; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) the Company may not select any Interest Period for any Revolving Loan which would extend beyond the scheduled Revolving Termination Date; and

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(iv) (A) the Company may not select any Interest Period for a Term A Loan if, after giving effect to such selection, the aggregate principal amount of all Term A Loans having Interest Periods ending after any date on which an installment of the Term A Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term A Loans scheduled to be outstanding after giving effect to such repayment; and (B) the Company may not select any Interest Period for a Term B Loan if, after giving effect to such selection, the aggregate principal amount of all Term B Loans having Interest Periods ending after any date on which an installment of the Term B Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term B Loans scheduled to be outstanding after giving effect to such repayment.

     Inventory has the meaning assigned to such term in the Uniform Commercial Code as in effect in the State of Illinois from time to time.

     Investment means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding prepaid expenses in the ordinary course of business, accounts receivable arising in the ordinary course of business and commission, travel, relocation or similar loans or advances made to directors, officers and employees of the Parent or any of its Subsidiaries), (b) any Suretyship Liability of such Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like relating to prospective Acquisitions.

     Issuing Lender means Bank of America in its capacity as an issuer of Letters of Credit hereunder and any other Revolving Lender which, with the written consent of the Company and the Administrative Agent, is the issuer of one or more Letters of Credit.

     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested; provided that to the extent any such letter of credit application is inconsistent with any provision of this Agreement, the applicable provision of this Agreement shall control.

     LC Fee Rate — see Schedule 1.1.

     Lead Arranger means Banc of America Securities LLC in its capacity as arranger of the facilities hereunder.

     Lender — see the Preamble. References to the “Lenders” and to the “Revolving Lenders” shall include the Issuing Lender and the Swing Line Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Lender or Swing Line Lender) may have rights or obligations in addition to those of the other Lenders or the other Revolving Lenders, as applicable, due to its status as Issuing Lender or Swing Line Lender, its status as such will be specifically referenced.

14

     Letter of Credit — see Section 2.1.2.

     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

     Loan means a Revolving Loan, a Swing Line Loan or a Term Loan.

     Loan Documents means this Agreement, the Notes, the Subsidiary Guaranty, the L/C Applications and the Collateral Documents.

     Loan Parties means the Parent, the Company and each Subsidiary Guarantor, and “Loan Party” means any of them.

     Margin Stock means any “margin stock” as defined in Regulation U of the FRB.

     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document (other than as a result of a Person ceasing to be a Loan Party as a result of a transaction permitted hereunder).

     Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property owned or leased by the Company or any Subsidiary Guarantor.

     Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.

     Net Cash Proceeds means:

(a)	with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including brokerage fees, sales and other commissions, legal, accounting and investment banking fees, survey costs, title insurance premiums and other customary fees and expenses incurred in connection therewith), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of principal of any Debt (and related prepayment premiums) secured by a Lien on the asset subject to such Asset Sale (other than Debt hereunder), (iv) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or such Subsidiary, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under any indemnification obligation associated with the assets sold or disposed of in such Asset Sale (providedthat, if and to the extent that such reserves are no longer required to be maintained in accordance with GAAP, such amounts shall constitute Net Cash Proceeds, to the extent such amounts would have otherwise constituted Net Cash Proceeds under this clause (a)), (v) amounts that are used within 180 days following such Asset Sale to purchase replacement assets (or assets performing similar functions) and (vi) in the case of any proceeds arising out of the sublease of any property, amounts required to be paid in respect of the lease of such property); and

15

(b)	with respect to any issuance of equity securities or Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

     Note — see Section 3.1.

     Note Purchase Agreement means the Note and Equity Purchase Agreement dated as of December 21, 2001 among the Parent, the Company, American Capital Financial Services, Inc., as administrative agent, and the purchasers named therein.

     Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

     Parent — see the Preamble.

     Parent Guaranty means the guaranty of the Parent set forth in Section 13.

     Participant — see Section 15.9.2.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

16

     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     Percentage means a Revolving Percentage, a Term A Percentage or a Term B Percentage, as the context may require.

     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America in Charlotte, North Carolina, as its “prime rate”. (The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     Pro Forma EBITDA means, for any period, the sum of (a) EBITDA for such period plus (b) for the Computation Period ending (i) December 29, 2001, $4,900,000, (ii) March 30, 2002, $3,300,000 and (iii) June 29, 2002, $1,300,000 plus (c) to the extent deducted in determining Consolidated Net Income for such period, any Special Charges taken during such period; provided that in calculating Pro Forma EBITDA:

     (A) the consolidated net income of any Person (or business unit) acquired by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person) shall be included on a pro forma basis for such period (assuming the consummation of each such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) based upon (1) in the case of Blodgett, the pro forma financial information delivered to the Administrative Agent and the Lenders prior to the Effective Date and (2) in the case of any other Person, (x) to the extent available, (I) the audited consolidated balance sheet of such acquired Person and its consolidated Subsidiaries (or such business unit) as at the end of the fiscal year of such Person (or business unit) preceding such Acquisition and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year and (II) any subsequent unaudited financial statements for such Person (or business unit) for the period prior such Acquisition so long as such statements were prepared on a basis consistent with the audited financial statements referred to above or (y) to the extent the items listed in clause (x) are not available, such historical financial statements and other information as is disclosed to, and reasonably approved by, the Required Lenders; and

17

     (B) the consolidated net income of any Person (or division or similar business unit) disposed of by the Parent, the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person (or division or business unit)) shall be excluded on a pro forma basis for such period (assuming the consummation of such disposition occurred on the first day of such period).

     Related Person means (a) any living ancestor of William Whitman, Jr., (b) any descendant of William Whitman, Sr., (c) any spouse or former spouse of any of the foregoing and (d) any trustee for a trust on behalf of the foregoing.

     Required Lenders means at least three Lenders (unless there are less than three Lenders) having an aggregate Total Percentage of more than 50%.

     Responsible Financial Officer means, as to any Person, the chief financial officer, the treasurer or the controller of such Person.

     Responsible Officer means, as to any Person, the chief executive officer, president, any vice president, or any Responsible Financial Officer of such Person.

     Revolving Availability means the lesser of (i) the Revolving Commitment Amount and (ii) the Borrowing Base.

     Revolving Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans, to participate in Swing Line Loans and to issue or participate in Letters of Credit under this Agreement.

     Revolving Commitment Amount means $27,500,000, as such amount may be reduced from time to time pursuant to the terms hereof.

     Revolving Lender means any Lender which has a Revolving Commitment or, after the termination of the Revolving Commitments, is the holder of any Revolving Loan or any participation in a Swing Line Loan or a Letter of Credit.

     Revolving Loan — see Section 2.1.1.

     Revolving Outstandings means, at any time, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate Stated Amount of all Letters of Credit.

18

     Revolving Percentage means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans) is of (b) the aggregate amount of the Revolving Commitments (or after termination of the Revolving Commitments, the aggregate principal amount of all Revolving Loans); provided that, if and so long as any Lender fails to fund its participation in any Letter of Credit or Swing Line Loan when required by Section 2.3.5 or 2.4.3, such Lender’s Revolving Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Revolving Percentage of the Issuing Lender or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent. The initial Revolving Percentage of each Lender is set forth across from such Lender’s name on Schedule 2.1.

     Revolving Termination Date means the earlier to occur of (a)  December 21, 2005 or (b) such other date on which the Revolving Commitments terminate pursuant to Section 6 or 12.

     SEC means the Securities and Exchange Commission, or any governmental agency succeeding to any of its principal functions.

     Security Agreement means a security agreement among the Parent, the Company, the Subsidiary Guarantors and the Administrative Agent substantially in the form of Exhibit D.

     Seller Subordinated Debt means Debt in original principal amount of up to $21,000,000 issued by the Parent in connection with the Blodgett Acquisition, together with any subordinated notes issued by the Parent as payments of interest thereon in kind and any capitalized interest thereon.

     Senior Funded Debt means the remainder of (a) Funded Debt minus (b) Subordinated Debt (other than Seller Subordinated Debt).

     Senior Leverage Ratio means, for any Computation Period, the ratio of (i) Senior Funded Debt as of the last day of such Computation Period to (ii) Pro Forma EBITDA for such Computation Period.

     Senior Subordinated Debt means Debt in original principal amount of not less than $25,000,000 issued by the Company on the Effective Date, together with any subordinated notes issued by the Company as payments of interest thereon in kind and any capitalized interest thereon.

     Special Charges means the up to $5,000,000 in the aggregate of special charges taken by (a) the Parent through the Fiscal Quarter ending December 28, 2002 relating to severance, and the closure of various locations of the Parent and various Subsidiaries, as a result of the Blodgett Acquisition and (b) Blodgett during the Fiscal Quarter ending December 29, 2001.

19

     Specified Insurance Policy means the key man life insurance policy in an amount not exceeding $5,000,000 on the life of Selim Bassoul which is (or, upon issuance thereof, will be) pledged to the holders of the Senior Subordinated Debt.

     Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the remaining term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

     Subordinated Debt means (a) the Seller Subordinated Debt, (b) the Senior Subordinated Debt and (c) any other Debt of the Company or the Parent which has maturities and other terms, and which is subordinated to the obligations of the Company and its Subsidiaries and the Parent to the extent applicable, hereunder and under the other Loan Documents in a manner, approved in writing by the Required Lenders.

     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Parent.

     Subsidiary Guarantor means, on any day, each Subsidiary that has executed a counterpart of the Subsidiary Guaranty on or prior to that day (or is required to execute a counterpart of the Subsidiary Guaranty on that date).

     Subsidiary Guaranty means a guaranty issued by various Subsidiaries of the Company substantially in the form of Exhibit C.

     Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than (a) customary indemnification obligations arising in the ordinary course of business under leases and other contracts and (b) by endorsements of instruments for deposit or collection in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the principal amount of the debt, obligation or other liability supported thereby and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Suretyship Liability, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Suretyship Liability shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

20

     Swing Line Lender means Bank of America in its capacity as swing line lender hereunder, together with any replacement swing line lender arising under Section 14.9.

     Swing Line Loan — see Section 2.4.1.

     Term A Commitment means, as to any Lender, such Lender’s obligation to make a Term A Loan pursuant to Section 2.1.3.

     Term A Lender means any Lender which has a Term A Commitment or, after the making of the Term A Loans, is the holder of any Term A Loan.

     Term A Loan — see Section 2.1.3.

     Term A Percentage means, as to any Term A Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the making of the Term A Loans, the principal amount of such Lender’s Term A Loan) is of (b) the aggregate amount of Term A Commitments (or, after the making of the Term A Loans, the aggregate principal amount of all Term A Loans). The initial Term A Percentage of each Lender is set forth across from such Lender’s name on Schedule 2.1.

     Term B Commitment means, as to any Lender, such Lender’s obligation to make a Term B Loan pursuant to Section 2.1.3.

     Term B Lender means any Lender which has a Term B Commitment or, after the making of the Term B Loans, is the holder of any Term B Loan.

     Term B Loan — see Section 2.1.3.

     Term B Percentage means, as to any Term B Lender, the percentage which (a) the Term B Commitment of such Lender (or, after the making of the Term B Loans, the principal amount of such Lender’s Term B Loan) is of (b) the aggregate amount of the Term B Commitments (or, after the making of the Term B Loans, the aggregate principal amount of all Term B Loans). The initial Term B Percentage of each Lender is set forth across from such Lender’s name on Schedule 2.1.

     Term Loans means, collectively, the Term A Loans and the Term B Loans.

     Total Leverage Ratio means, for any Computation Period, the ratio of (i) Funded Debt as of the last day of such Computation Period to (ii) Pro Forma EBITDA for such Computation Period.

     Total Percentage means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after the termination of the Revolving Commitments, the sum of the unpaid principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit and Swing Line Loans) plus the unpaid principal amount of the Term Loans of such Lender is of (b) the sum of the Revolving Commitment Amount (or, after the termination of the Revolving Commitments, the unpaid principal amount of all Revolving Loans and Swing Line Loans plus the Stated Amount of all Letters of Credit) plus the unpaid principal amount of all Term Loans (or, prior to the Effective Date, the aggregate amount of the Term A Commitments and the Term B Commitments); provided that if and so long as any Lender fails to fund its participation in any Letter of Credit or Swing Line Loan when required by Section 2.3.5 or 2.4.3, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Total Percentage of the Issuing Lender or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

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     Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

     U.S. Pledge Agreement means a pledge agreement among the Company, various domestic Subsidiaries and the Administrative Agent substantially in the form of Exhibit E.

     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) The term “including” is not limiting and means “including without limitation.”

     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

     (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

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     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

     SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS.

     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make (and, in the case of the Revolving Lenders, participate in) Credit Extensions to the Company as follows:

     2.1.1 Revolving Loans. Each Revolving Lender will make loans on a revolving basis to the Company (“Revolving Loans”) from time to time before the Revolving Termination Date in such Revolving Lender’s Revolving Percentage of such aggregate amounts as the Company may from time to time request from all Revolving Lenders; provided that the Revolving Outstandings shall not at any time exceed the Revolving Availability.

     2.1.2 L/C Commitment. (a) The Issuing Lenders will issue standby and commercial letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender and the Company (collectively with the Existing Letter of Credit, each a “Letter of Credit”), at the request of and for the account of the Company (or jointly for the account of the Company and the Parent or any Subsidiary of the Company) from time to time before the date which is 30 days prior to the scheduled Revolving Termination Date, and (b) as more fully set forth in Section 2.3, each Revolving Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) the Revolving Outstandings shall not at any time exceed the Revolving Availability.

     2.1.3 Term Loans. (a) Each Term A Lender will make a single term loan (each a “Term A Loan”) on the Effective Date in such Lender’s Term A Percentage of $37,500,000.

     (b) Each Term B Lender will make a single term loan (each a “Term B Loan”) on the Effective Date in such Lender’s Term B Percentage of $3,000,000.

     (c) Amounts repaid with respect to Term Loans may not be reborrowed.

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     2.2 Loan Procedures.

     2.2.1 Various Types of Loans. Each Revolving Loan shall be, and each Term Loan may be divided into tranches which are, either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and Eurodollar Loans may be outstanding at the same time; provided that (i) not more than six different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least $1,000,000 and an integral multiple of $500,000. All borrowings, conversions and repayments of Loans shall be effected so that each Revolving Lender will have a pro rata share (according to its Revolving Percentage) of all types and Groups of Revolving Loans, each Term A Lender will have a pro rata share (according to its Term A Percentage) of all types and Groups of tranches of the Term A Loans and each Term B Lender will have a pro rata share (according to its Term B Percentage) of all types and Groups of tranches of Term B Loans.

     2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar Rate borrowing, 10:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each applicable Lender thereof. Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each applicable Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing of Revolving Loans shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000.

     2.2.3 Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any outstanding Loan into a Loan of the other type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period.

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     (b) The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 a.m., Chicago time, on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 10:00 a.m., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)	the proposed date of conversion or continuation;

(2)	the aggregate amount of Loans to be converted or continued;

(3)	the type of Loans resulting from the proposed conversion or continuation; and

(4)	in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

     (c) If upon expiration of any Interest Period applicable to any Eurodollar Loan, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loan, the Company shall be deemed to have elected to convert such Eurodollar Loan into a Base Rate Loan effective on the last day of such Interest Period.

     (d) The Administrative Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

     (e) Unless the Required Lenders otherwise consent, the Company may not elect to have a Loan converted into or continued as a Eurodollar Loan during the existence of any Event of Default or Unmatured Event of Default.

     2.3 Letter of Credit Procedures.

     2.3.1 L/C Applications. The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company (together with any other Person for the account of which the related Letter of Credit is to be issued) and in all respects reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than seven days prior to the Revolving Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.

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     2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each other Revolving Lender, and each other Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Revolving Lender’s Revolving Percentage, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

     2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the applicable Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that such Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The applicable Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of such Issuing Lender to so notify the Company shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

     2.3.4 Limitation on Obligations of Issuing Lenders. In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon such Issuing Lender any liability to the Company or any Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Revolving Lenders pursuant to Section 2.3.5.

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     2.3.5 Funding by Revolving Lenders to Issuing Lenders. If an Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Revolving Lender shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Revolving Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Revolving Lender thereof. Each other Revolving Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Revolving Lender’s Revolving Percentage of such payment or disbursement. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Revolving Lender’s failure to make available to the Administrative Agent its Revolving Percentage of any such payment or disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of such payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of any such payment or disbursement.

     2.4 Swing Line Loans.

     2.4.1 Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Lender may from time to time, in its discretion, make loans to the Company (collectively the “Swing Line Loans” and individually each a “Swing Line Loan”) in accordance with this Section 2.4 in an aggregate amount not at any time exceeding $5,000,000; provided that the Revolving Outstandings shall not at any time exceed the Revolving Availability. Amounts borrowed under this Section 2.4 may be borrowed, repaid and (subject to the agreement of the Swing Line Lender) reborrowed until the Revolving Termination Date.

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     2.4.2 Swing Line Loan Procedures. The Company shall give written or telephonic notice to the Administrative Agent (which shall promptly inform the Swing Line Lender) of each proposed Swing Line Loan not later than 12:00 noon, Chicago time, on the proposed date of such Swing Line Loan. Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date (which shall be a Business Day) and amount (which shall be $500,000 or a higher integral multiple of $100,000) of such Swing Line Loan. So long as the Swing Line Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Lender may make the requested Swing Line Loan. If the Swing Line Lender agrees to make the requested Swing Line Loan, the Swing Line Lender shall pay over the requested amount to the Company on the requested borrowing date. Concurrently with the making of any Swing Line Loan, the Swing Line Lender shall be deemed to have sold and transferred, and each other Revolving Lender shall be deemed to have purchased and received from the Swing Line Lender, an undivided interest and participation to the extent of such other Revolving Lender’s Revolving Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

     2.4.3 Refunding of, or Funding of Participations in, Swing Line Loans. The Swing Line Lender may at any time, in its sole discretion, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf) deliver a notice to the Administrative Agent (with a copy to the Company) requesting that each Revolving Lender (including the Swing Line Lender in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan) in such Revolving Lender’s Revolving Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Revolving Lenders may not then make Revolving Loans, then instead of making Revolving Loans each Revolving Lender (other than the Swing Line Lender) shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the Swing Line Lender an amount equal to such Revolving Lender’s Revolving Percentage of such Swing Line Loans. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Revolving Lender’s failure to make available to the Administrative Agent its Revolving Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of such amount, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of any such amount.

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     2.4.4 Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Lender of immediately available funds from or on behalf of the Company (a) in reimbursement of any Swing Line Loan with respect to which a Revolving Lender has paid the Administrative Agent for the account of the Swing Line Lender the amount of such Revolving Lender’s participation therein or (b) in payment of any interest on a Swing Line Loan, the Administrative Agent will pay to such Revolving Lender its pro rata share (according to its Revolving Percentage) thereof (and the Swing Line Lender shall receive the amount otherwise payable to any Revolving Lender which did not so pay the Administrative Agent the amount of such Revolving Lender’s participation in such Swing Line Loan).

     2.4.5 Participation Obligations Unconditional. (a) Each Revolving Lender’s obligation to make available to the Administrative Agent for the account of the Swing Line Lender the amount of its participation interest in all Swing Line Loans as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary thereof, (iv) any termination of the Revolving Commitments or (v) any other circumstance, happening or event whatsoever.

     (b) Notwithstanding the provisions of clause (a) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

     2.5 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

     2.6 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Credit Extension if an Event of Default or Unmatured Event of Default exists or would result therefrom.

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     SECTION 3 NOTES EVIDENCING LOANS.

     3.1 Notes. The Loans of each Lender shall be evidenced by a promissory note substantially in the form set forth in Exhibit A, with appropriate insertions (each a “Note”).

     3.2 Recordkeeping. Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

     SECTION 4 INTEREST.

     4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is advanced until such Loan is paid in full as follows:

     (a) in the case of Revolving Loans and Term A Loans, (i) at all times such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the applicable Base Rate Margin from time to time in effect; and (ii) at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the applicable Eurodollar Margin from time to time in effect;

     (b) in the case of Term B Loans, (i) at all times such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus 3.00%; and (ii) at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus 4.50%; and

     (c) in the case of Swing Line Loans, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the applicable Base Rate Margin from time to time in effect;

provided that, at the written request of the Required Lenders, at any time an Event of Default exists the interest rate applicable to each Loan shall be increased by 2%.

     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan and Swing Line Loan shall be payable in arrears on the last Business Day of each calendar month and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

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     4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each applicable Lender. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any applicable Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

     4.4 Computation of Interest. All determinations of interest for Base Rate Loans and Swing Line Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

     SECTION 5 FEES.

     5.1 Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, for the period from the Effective Date to the Revolving Termination Date, at a rate per annum equal to the Commitment Fee Rate in effect from time to time of the daily average of such Revolving Lender’s Revolving Percentage of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the sum of the aggregate outstanding principal amount of all Revolving Loans and the Stated Amount of Letters of Credit at such time. Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Termination Date for any period then ending for which such commitment fee shall not have theretofore been paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

     5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of the Revolving Lenders pro rata according to their respective Revolving Percentages a letter of credit fee for each Letter of Credit in an amount equal to the applicable LC Fee Rate (based on the type of Letter of Credit) per annum in effect from time to time of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, at the written request of the Required Lenders, at any time an Event of Default exists the rate applicable to each Letter of Credit shall be increased by 2%. Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Termination Date (and, if any Letter of Credit remains outstanding on the Revolving Termination Date, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

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     (b) The Company agrees to pay each Issuing Lender a fronting fee for each Letter of Credit issued by such Issuing Lender in the amount separately agreed to between the Company and such Issuing Lender.

     (c) In addition, with respect to each Letter of Credit, the Company agrees to pay to the applicable Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

     5.3 Up-Front and Funding Fees. The Company agrees to pay to the Administrative Agent for the account of the Lenders such up-front and funding fees as have been previously agreed to by the Company, the Administrative Agent, the Lead Arranger and the Lenders.

     5.4 Administrative Agent’s and Lead Arranger’s Fees. The Company agrees to pay to the Administrative Agent and the Lead Arranger such fees as are mutually agreed to from time to time by the Company, the Administrative Agent and the Lead Arranger.

      SECTION 6 REPAYMENT OF LOANS; REDUCTION AND TERMINATION OF THE COMMITMENTS; PREPAYMENTS.

     6.1 Repayment of Loans. (a) The Term A Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 6.1(a). Each such installment shall be applied to repay the Term A Loans of the Term A Lenders according to their respective Term A Percentages.

     (b) The Term B Loans shall be repaid in full on December 21, 2005.

     (c) All Revolving Loans and Swing Line Loans shall be repaid in full on the Revolving Termination Date.

     6.2 Voluntary Reductions of the Revolving Commitment Amount. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Revolving Lender thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. The Company may at any time on like notice terminate the Revolving Commitments upon payment in full of all Revolving Loans and Swing Line Loans and all other obligations of the Company hereunder in respect of such Loans and cash collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lenders, of all obligations arising with respect to the Letters of Credit. All reductions of the Revolving Commitment Amount shall reduce the Revolving Commitments pro rata among the Revolving Lenders according to their respective Revolving Percentages.

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     6.3 Prepayments.

     6.3.1 Voluntary Prepayments. The Company may from time to time prepay Loans in whole or in part, without premium or penalty; provided that the Company shall give the Administrative Agent (which shall promptly advise each applicable Lender) notice thereof not later than 10:00 A.M. (or, in the case of prepayment of Swing Line Loans, 12:00 noon), Chicago time, on the date of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid (subject to Section 6.3.3) and the date and amount of prepayment. Each partial prepayment of Revolving Loans shall be in a principal amount of $100,000 or a higher integral multiple thereof. Each partial prepayment of Term Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000. Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

     6.3.2 Mandatory Prepayments.

     (a) If at any time the Revolving Outstandings exceed the Borrowing Base, the Company shall immediately prepay Revolving Loans in the amount of such excess (rounded upward, if necessary, to an integral multiple of $100,000).

     (b) If, after giving effect to any prepayment pursuant to clause (a) above, the Revolving Outstandings exceed the Revolving Availability, the Company will deliver to the Administrative Agent cash collateral in an amount equal to such excess (and the Administrative Agent shall continue to hold cash collateral, pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lenders, in an amount equal to such excess, as changed from time to time, until such excess is eliminated).

     (c) Within one Business Day following the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, the Company shall make a prepayment of the Term Loans in an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 100% of all such Net Cash Proceeds received since the Effective Date minus all amounts previously applied to prepay Term Loans pursuant to this clause (c).

     (d) Within one Business Day following the receipt by the Company, the Parent or any Subsidiary of any Net Cash Proceeds from the issuance of any Debt (other than Debt permitted by Sections 10.7(a) through (g) and (i) through (k), and the Senior Subordinated Debt), the Company shall make a prepayment of the Term Loans in an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 100% of such Net Cash Proceeds received since the Effective Date minus all amounts previously applied to prepay Term Loans pursuant to this clause (d).

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     (e) Concurrently with the receipt by the Company, the Parent or any Subsidiary of any Net Cash Proceeds from the issuance of any equity securities of the Company, Parent or any Subsidiary (other than securities issued to the Parent, the Company or a Subsidiary and securities issued to officers, directors and employees of the Parent or any Subsidiary pursuant to any stock option, benefit or compensation plan), the Company shall make a prepayment of the Term Loans in an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 75% of such Net Cash Proceeds received since the Effective Date minus all amounts previously applied to prepay Term Loans pursuant to this clause (e).

     (f) Concurrently with the delivery of the compliance certificate with respect to the end of any Fiscal Year pursuant to Section 10.1.4, beginning with the Fiscal Year ending December 28, 2002, the Company shall make a prepayment of the Term Loans in an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 75% (or, if the financial statements for the applicable Fiscal Year demonstrate that the Total Leverage Ratio was less than 1.5 to 1.0 for the Computation Period ending on the last day of such Fiscal Year, 50%) of Excess Cash Flow for such period.

     6.3.3 Application of Prepayments. Each prepayment of Term Loans shall be applied ratably to the Term A Loans and the Term B Loans, in each case pro rata to the remaining installments thereof; provided that any Term B Lender may, at its option by notice to the Administrative Agent on or before the date of the applicable prepayment (but only to the extent that Term A Loans are outstanding), decline to accept the portion of any prepayment to be made to such Lender pursuant to Section 6.3.1 or 6.3.2, and in such event such portion shall be applied to prepay Term A Loans. Except as set forth in the proviso to the previous sentence, all prepayments of Revolving Loans shall be applied pro rata to the Revolving Loans of the Revolving Lenders in accordance with their Revolving Percentages; all prepayments of Term A Loans shall be applied pro rata to the Term A Loans of the Term A Lenders in accordance with their Term A Percentages; and all prepayments of Term B Loans shall be applied pro rata to the Term B Loans of the Term B Lenders in accordance with their Term B Percentages.

     SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

     7.1 Making of Payments. All payments of principal of or interest on the Loans, and of all commitment fees and Letter of Credit fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each applicable Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto.

     7.2 Application of Certain Payments. Subject to the requirements of Section 6.3, each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

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     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of commitment fees or Letter of Credit fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

     7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 15.9 or any payment to the Swing Line Lender in respect of a Swing Line Loan) on account of principal of or interest on any of its Loans (or on account of its participation in any other Credit Extension) in excess of its pro rata share (in accordance with the terms of this Agreement) of payments and other recoveries obtained by all Lenders on account of principal of and interest on their respective Loans (or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participations in the other Credit Extensions) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     7.6 Taxes. (a) Provided that a Lender, Participant or Assignee has complied in all material respects with its obligations pursuant to Section 7.6(c) and (d) and Section 14.10, all payments by the Company of principal of, and interest on, the Loans and all other amounts payable hereunder to such Lender, Participant or Assignee shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges with respect thereto of any nature whatsoever imposed by any taxing authority (other than franchise taxes, branch profits taxes and other taxes imposed on or measured by net income, net profits or receipts)(all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

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(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent a certified copy of an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) (except to the extent such withholding or deduction would not be required if such Lender’s, Participant’s or Assignee’s Exemption Representation were true and such Lender, Participant or Assignee or the Administrative Agent had properly completed and delivered the necessary forms to the Company as required by Sections 7.6(d)and 14.10(a) through (c) to establish that it was not subject to any deduction or withholding) pay to the Administrative Agent for the account of such Lender, Participant or Assignee such additional amount or amounts as is necessary to ensure that the net amount actually received by such Lender, Participant or Assignee will equal the full amount such Lender, Participant or Assignee would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender, Participant or Assignee with respect to any payment received by the Administrative Agent or such Lender, Participant or Assignee hereunder, the Administrative Agent or such Lender, Participant or Assignee may pay such Taxes and the Company will (except to the extent such Taxes are payable by a Lender, Participant or Assignee and would not have been payable if such Lender’s, Participant’s or Assignee’s Exemption Representation were true and such Lender, Participant or Assignee or the Administrative Agent had properly completed and delivered the necessary forms to the Company as required by Sections 7.6(d) and 14.10(a) through (c) to establish that it was not subject to any deduction or withholding) promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

     (b) If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lender, Participant or Assignee the required receipts or other required documentary evidence, the Company shall indemnify such Lender, Participant or Assignee for any incremental Taxes, interest or penalties that may become payable by such Lender, Participant or Assignee as a result of any such failure; provided that the Company will not pay any Taxes (nor any interest or penalty relating thereto) that would not have been payable if such Lender’s, Participant’s or Assignee’s Exemption Representation were true and such Lender, Participant or Assignee had properly completed and delivered the necessary forms to the Company as required by Sections 7.6(d) and 14.10(a) through (c) to establish that it was not subject to any deduction or withholding. For purposes of this Section 7.6, a distribution hereunder by the Administrative Agent or any Lender, Participant or Assignee to or for the account of any Lender, Participant or Assignee shall be deemed a payment by the Company.

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     (c) Each Lender, Participant and Assignee represents and warrants (such Lender’s, Participant’s or Assignee’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, (i) in the case of an Assignee, the date it becomes a party hereto or (ii) in the case of a Participant, the date it purchases a participation hereunder), it is entitled to receive payments hereunder without any deduction or withholding in respect of any Taxes pursuant to any applicable law, rule or regulation.

     (d) In addition to satisfying the requirements of Section 14.10(a) through (c), upon the request from time to time of the Company or the Administrative Agent, each Lender, Participant and Assignee that is organized under the laws of a jurisdiction other than the United States of America shall execute and deliver to the Company and the Administrative Agent two or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-9, W-8BEN or W-8ECI or such other forms or documents, appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender, Participant or Assignee is exempt from withholding or deduction of Taxes.

     (e) The Administrative Agent and each Lender, Participant or Assignee, as applicable, shall promptly and diligently pursue any available refund that, in the reasonable and good faith determination of the Administrative Agent or such Lender, Participant or Assignee, as applicable, is attributable to any tax with respect to which the Company has made a payment pursuant to this Agreement, and shall promptly remit immediately available funds to the Company in an amount equal to any such refund (including any interest received thereon).

      SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

     8.1 Increased Costs. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurodollar Office of such Lender) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

(A) shall subject any Lender (or any Eurodollar Office of such Lender) to any additional tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of any franchise tax, branch profits tax or other tax imposed on or measured by the net income, net profits or receipts of such Lender or its Eurodollar Office imposed by the jurisdiction in which such Lender’s principal executive office or Eurodollar Office is located, in which such Lender is organized or in which such Lender is doing business); or

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(B) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurodollar Office of such Lender); or

(C) shall impose on any Lender (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Eurodollar Office of such Lender) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 Business Days after demand to the Company by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

     (b) If any Lender shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 10 Business Days after demand to the Company by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

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     (c) Notwithstanding the foregoing provisions of this Section 8.1, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 8.1 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Company of such event or circumstance.

     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

     (a) deposits in Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the interbank eurodollar market for such Interest Period, or the Administrative Agent otherwise reasonably determines (which determination, if made in good faith, shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

     (b) Lenders having an aggregate Revolving Percentage, Term A Percentage or Term B Percentage, as applicable, of 40% or more advise the Administrative Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Eurodollar Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

     8.3 Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the applicable Lenders which are not so affected, in each case in an amount equal to such Lender’s pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

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     8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow or continue, or to convert any Loan into, a Eurodollar Loan on a date specified therefor in a notice of borrowing, continuation or conversion pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

     8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan, provided that in such event, for purposes of this Agreement, such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     8.7 Mitigation of Circumstances; Replacement of Affected Lender. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

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     (5) At any time any Lender is an Affected Lender or would be an Affected Lender but for not having given notice to the Company, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note, its participation (if any) in Swing Line Loans and Letters of Credit, and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the outstanding principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid commitment fees and Letter of Credit fees, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender hereunder).

     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

      SECTION 9 REPRESENTATIONS AND WARRANTIES.

     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or participate in Letters of Credit hereunder, the Parent and the Company represent and warrant to the Administrative Agent and the Lenders that:

     9.1 Organization, etc. The Parent is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the State of Delaware; each Subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization; and each of the Parent and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it.

     9.2 Authorization; No Conflict. The execution and delivery by each of the Parent and the Company of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each other Loan Party of each Loan Document to which it is a party and the performance by each Loan Party of its obligations under each Loan Document to which it is a party are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party (including any necessary shareholder, partner or member action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, injunction, decree or judgment of any court or other government agency which is binding on any Loan Party, (b) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of such Loan Party or of any agreement, indenture, instrument or other document which is binding on such Loan Party or any other Subsidiary or any property of any of the foregoing or (c) result in, or require, the creation or imposition of any Lien on any property of any Loan Party or any other Subsidiary (other than Liens arising under the Loan Documents).

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     9.3 Validity and Binding Nature. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

     9.4 Financial Condition. (a) The audited consolidated financial statements of the Parent and its Subsidiaries as at December 30, 2000 and the unaudited consolidated financial statements of the Parent and its Subsidiaries as at September 29, 2001, copies of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

     (b) The pro forma financial statements of the Parent contained in the Confidential Offering Memorandum dated November 2001 delivered to the Lenders were prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments) and fairly present the pro forma financial condition of the Parent and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby (giving effect, in each case, to the Blodgett Acquisition and reasonable cost savings and adjustments in connection therewith, to the borrowings hereunder and to the borrowing of the Senior Subordinated Debt).

     9.5 No Material Adverse Change. Since December 30, 2000, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole.

     9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Parent or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Parent nor any Subsidiary has any material contingent liabilities as of the date hereof not listed in such Schedule 9.6.

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     9.7 Ownership of Properties; Liens. Except as set forth in Schedule 9.7, each of the Parent and each Subsidiary owns good and, in the case of real property, indefeasible title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, in each case necessary for the conduct of its business (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and material claims (including material infringement claims which are pending or, to the knowledge of the Parent or any Subsidiary, threatened with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

     9.8 Subsidiaries. As of the date hereof, the Parent has no Subsidiaries except those listed in Schedule 9.8; and the Parent has no direct Subsidiary other than the Company.

     9.9 Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Credit Extension hereunder, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to have a Material Adverse Effect.

     (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Parent or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Parent nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and neither the Parent nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

     9.10 Investment Company Act. Neither the Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

     9.11 Public Utility Holding Company Act. Neither the Parent nor any Subsidiary is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

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     9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     9.13 Taxes. The Parent and each Subsidiary has filed all United States federal tax returns and other material tax returns required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such tax returns, taxes, fees or other charges (i) that are not delinquent and (ii) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     9.14 Solvency, etc. On the Effective Date (or, in the case of any Person which becomes a Subsidiary Guarantor after the Effective Date, on the date such Person becomes a Subsidiary Guarantor), and immediately prior to and after giving effect to the making of each Credit Extension hereunder and the use of the proceeds thereof (and after giving effect to any right of contribution and subrogation), (a) the present fair saleable value of each Loan Party’s assets will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (b) each Loan Party will be “solvent,” will be able to pay its debts as they mature, will own property with “fair saleable value” greater than the amount required to pay its debts as they become absolute and matured and will not have “unreasonably small capital” with which to carry on its business as then constituted (all quoted terms used in clause (b) above having the respective meanings given thereto in applicable federal and state laws governing determinations of the insolvency of debtors).

     9.15 Environmental Matters. The Parent and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and Environmental Claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Parent has reasonably concluded that, except as specifically disclosed in Schedule 9.15, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.

     9.16 Information. All information heretofore or contemporaneously herewith furnished in writing by the Parent or any Subsidiary to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Parent or any Subsidiary to any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made as of the dates thereof (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Parent or any Subsidiary are based on good faith estimates and assumptions believed by the Parent or such Subsidiary to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Parent or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Parent or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Parent or the acquiring Subsidiary after reasonable inquiry).

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     9.17 Blodgett Acquisition. (a) The Blodgett Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Blodgett Acquisition have been, or prior to the consummation thereof will be, (i) duly waived or (ii) duly obtained and in full force and effect.

     (b) The consummation by the Company of the Blodgett Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other governmental authority, or result in a breach of, or constitute a default under, any material agreement or indenture, or any material order or decree, affecting the Parent or any of its Subsidiaries (including any entity which will be a Subsidiary after giving effect to the Blodgett Acquisition).

     (c) The representations and warranties of the Company and, to the best of the Parent’s knowledge, Maytag in the Blodgett Acquisition Agreement are true and correct in all material respects on the date of this Agreement, and there have been no amendments to or waivers under the Blodgett Acquisition Agreement (other than amendments and waivers approved by the Required Lenders.)

     9.18 No Default. No Loan Party is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have a Material Adverse Effect. No Event of Default or Unmatured Event of Default exists.

     9.19 No Burdensome Restrictions. No Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     9.20 Note Purchase Representations and Warranties. Each of the representations and warranties set forth in the Note Purchase Agreement is true and correct in all material respects as of the date hereof.

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      SECTION 10 COVENANTS.

     Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Parent agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

     10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:

     10.1.1 Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent and its Subsidiaries for such Fiscal Year reported on without a “going concern” exception, or a qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Required Lenders, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail; and (b) consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow for the Parent and its Subsidiaries for such Fiscal Year, certified by a Responsible Financial Officer of the Parent.

     10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Responsible Financial Officer of the Parent.

     10.1.3 Monthly Reports. Promptly when available and in any event within 30 days after the end of each of the first two months of each Fiscal Quarter, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such month, together with (a) consolidated statements of earnings and cash flow for such month and for the period beginning with the first day of the applicable Fiscal Year and ending on the last day of such month, certified by a Responsible Financial Officer of the Parent and (b) a detailed description of all Special Charges taken by the Parent during such month.

     10.1.4 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, (a) a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Financial Officer of the Parent, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) an updated organizational chart listing all Subsidiaries and the jurisdictions of their respective organization.

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     10.1.5 Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Parent or any Subsidiary filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent or any Lender upon request therefor); copies of all registration statements of the Parent or any Subsidiary filed with the SEC; and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of the Parent or any Subsidiary.

     10.1.6 Notice of Default, Litigation, ERISA and Environmental Matters. Promptly upon any Responsible Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent or the Subsidiary affected thereby with respect thereto:

     (a) the occurrence of an Event of Default or an Unmatured Event of Default;

     (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Parent to the Lenders which has been instituted or, to the knowledge of the Parent or the Company, is threatened against the Parent or any Subsidiary or to which any of the properties of any thereof is subject which (i) has a reasonable likelihood of being adversely determined and (ii) if so determined, would reasonably be expected to have a Material Adverse Effect;

     (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Parent furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

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     (d) any cancellation (without replacement) or material change in any insurance maintained by the Parent or any Subsidiary;

     (e) any event (including any violation of any Environmental Law or the assertion of any Environmental Claim) which might reasonably be expected to have a Material Adverse Effect; or

     (f) any setoff, claim (including any Environmental Claim), withholding or other defense to which any material portion of the collateral granted under any Collateral Document, or the Administrative Agent’s or the Lenders’ rights with respect to any material portion of such collateral, are subject.

     10.1.7 Subsidiaries. Promptly upon any change in the list of its Subsidiaries from that set forth on Schedule 9.8 (or in the most recent notice pursuant to this Section), notification of such change.

     10.1.8 Management Reports. Promptly upon the request of the Administrative Agent or any Lender, copies of all detailed financial and management reports submitted to the Parent by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Parent.

     10.1.9 Projections. As soon as practicable and in any event within 30 days before the commencement of each Fiscal Year (or, in the case of Fiscal Year 2002, within 45 days after), financial projections for the Parent and its Subsidiaries for such Fiscal Year prepared in a manner consistent with those projections delivered by the Parent to the Administrative Agent prior to the Effective Date.

     10.1.10 Borrowing Base Certificate. Within 25 days after the end of each month, a Borrowing Base Certificate (provided that (i) the Parent may deliver Borrowing Base Certificates more frequently if it chooses and (ii) at any time an Event of Default exists, the Administrative Agent may require the Parent to deliver Borrowing Base Certificates more frequently).

     10.1.11 Other Information. From time to time such other information concerning the Parent and its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Lender or the Administrative Agent or any representative thereof upon reasonable prior notice to inspect the properties and operations of the Parent and of such Subsidiary; permit, and cause each Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Parent hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof whether or not any representative of the Parent or any Subsidiary is present), and to examine (and, at the expense of the Parent or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records; and permit, and cause each Subsidiary to permit, the Administrative Agent to perform periodic field examinations of the Parent and its Subsidiaries at such times as the Administrative Agent or the Required Lenders (in each case in consultation with the Company) may elect; provided that the Loan Parties shall not be obligated to pay for more than two field examinations in any Fiscal Year (excluding field examinations conducted at a time when any Event of Default exists).

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     10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Parent and its Subsidiaries.

     10.4 Compliance with Laws, Material Contracts; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses, material contracts and permits; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all United States federal taxes and all other material taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property, other than Liens permitted by Section 10.8; provided that the foregoing shall not require the Parent or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

     10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.10) cause each Subsidiary to maintain and preserve, (a) its existence and, if applicable, good standing in the jurisdiction of its formation; provided that any Subsidiary (other than the Company) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders), and (b) its qualification and good standing as a foreign company in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

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      10.6 Financial Covenants.

      10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than the applicable ratio set forth below:

Computation Period Ending:	Fixed Charge Coverage Ratio
Effective Date through March 27, 2004 Thereafter	1.20 to 1.0 1.30 to 1.0.

10.6.2 Total Leverage Ratio. Not permit the Total Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below:

Computation Period Ending:	Total Leverage Ratio
Effective Date through September 28, 2002 December 28, 2002 through June 28, 2003 Thereafter	3.85 to 1.0 3.25 to 1.0 2.75 to 1.0.

10.6.3 Senior Leverage Ratio. Not permit the Senior Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below:

Computation Period Ending:	Senior Leverage Ratio
Effective Date through September 28, 2002 December 28, 2002 through June 28, 2003 Thereafter	2.85 to 1.0 2.25 to 1.0 1.75 to 1.0.

     10.6.4 Minimum Consolidated Net Worth. Not permit Consolidated Net Worth at any time to be less than the sum of (a) $37,500,000 plus (b) 75% of the sum of Consolidated Net Income for each Fiscal Quarter, beginning with the Fiscal Quarter ending December 29, 2001 and ending with the most recently-ended Fiscal Quarter for which the Company has delivered financial statements (excluding any Fiscal Quarter for which Consolidated Net Income is less than zero) plus 100% of the Net Cash Proceeds of any equity issued by the Parent or any of its Subsidiaries (on a consolidated basis) after the Effective Date.

     10.6.5 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures (excluding amounts, if any, paid to consummate Acquisitions permitted by Section 10.10(c) or (d) which constitute Capital Expenditures) made by the Parent and its Subsidiaries during any Fiscal Year (beginning with Fiscal Year 2002) to exceed $3,000,000.

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     10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

     (a) obligations under this Agreement and the other Loan Documents;

     (b) unsecured seller Debt which represents all or part of the purchase price payable in connection with a transaction permitted by Section 10.10(d); provided that the aggregate outstanding principal amount of all such Debt shall not at any time exceed $1,000,000;

     (c) Debt arising under Capital Leases and Debt secured by Liens permitted by Section 10.8(d); provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $2,000,000;

     (d) Debt of Subsidiaries owed to the Parent or any other Subsidiary;

     (e) Hedging Obligations of the Company or any Subsidiary incurred in the ordinary course of business for bona fide hedging purposes and not for speculation;

     (f) unsecured Debt of the Company to Subsidiaries;

     (g) Debt to be Repaid; provided that all such Debt to be Repaid shall be repaid on or before the Effective Date;

     (h) Subordinated Debt (and Suretyship Liabilities in respect thereof arising under, or as a condition to the closing of, the Note Purchase Agreement);

     (i) Debt existing on the date hereof and listed on Schedule 10.7(i), and refinancings of any such Debt so long as the principal amount of such Debt is not increased and the terms applicable to such refinanced Debt are no less favorable to the Company or the applicable Subsidiary than the terms in effect immediately prior to such refinancing (except that interest and fees payable with respect to such refinanced Debt may be at the then-prevailing market rates);

     (j) Debt from the Parent to the Company solely to the extent that the proceeds of such Debt are used by the Parent to pay its taxes and reasonable accounting, legal and corporate overhead expenses, in each case as they become due; and

     (k) any other Debt in an aggregate principal amount not to exceed $300,000 at any time.

     10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

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     (a) Liens for taxes or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

     (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, landlords, mechanics, repairmen and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with leases, surety bonds, bids, performance bonds and similar obligations) for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings and not involving any deposits (other than deposits made to secure surety bonds, bids, performance bonds, trade contracts entered into in the ordinary course of business, leases not prohibited hereunder and other obligations of a similar nature incurred in the ordinary course of business and deposits permitted by Section 10.19(f), but excluding bonds of the types described in subsection (e) below) or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

     (c) Liens identified in Schedule 10.8 and Liens securing refinancings, refundings, renewals, replacements or extensions of the Debt originally secured by such Liens; provided that the amount of Debt secured thereby is not increased;

     (d) subject to the limitation set forth in Section 10.7(c), (i) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition), (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired and (iii) Liens arising under Capital Leases;

     (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

     (f) leases, subleases, encroachments, subdivisions, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

     (g) Liens in favor of the Administrative Agent arising under the Loan Documents;

     (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

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     (i) licenses of patents, trademarks, or other intellectual property rights granted in the ordinary course of business;

     (j) any interest or title of a lessor, licensor or sublessor under any lease or license entered into the ordinary course of its business and covering only the assets so leased or licensed;

     (k) Liens on the Specified Insurance Policies in favor of the holders of the Senior Subordinated Debt; and

     (l) Liens not otherwise permitted by this Section 10.8 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000.

     10.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) declare or pay any dividends on any of its capital stock (other than stock dividends), (b) purchase or redeem any such stock or any warrants, options or other similar rights in respect of such stock, (c) make any other distribution to any shareholder with respect to such shareholder’s equity interest, (d) pay any principal or interest on, or purchase, redeem or defease, any Subordinated Debt, or (e) set aside funds for any of the foregoing; provided that (i) any Subsidiary may declare and pay dividends to the Company or to any other Subsidiary, (ii) the Company or the Parent, as the case may be, may make regularly scheduled payments of interest on any Subordinated Debt if the holder of such Subordinated Debt is permitted to receive such payments at such time under the applicable agreement or instrument governing such Subordinated Debt and any applicable subordination agreement and/or intercreditor agreement, (iii) the Company or any Subsidiary may declare and pay dividends to the Parent to the extent necessary to enable the Parent to pay its taxes, accounting, legal and corporate overhead expenses as they become due, (iv) the Company and any of its Subsidiaries may purchase, redeem, retire or otherwise acquire shares of its capital stock or warrants or options from officers, directors or employees of the Company and any of its Subsidiaries upon the death, disability or termination of employment of such individual in an aggregate amount not to exceed $100,000 in any Fiscal Year and (v) so long as no Event of Default or Unmatured Event of Default exists or will result therefrom, the Company and any of its Subsidiaries may declare and pay dividends to the Parent to the extent necessary to enable the Parent to make regularly scheduled payments of interest on any Subordinated Debt if the holder of such Subordinated Debt is permitted to receive such payments at such time under any applicable subordination agreement and/or intercreditor agreement.

     10.10 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or (except for the sale or lease of Inventory in the ordinary course of business) sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into the Company or into, with or to any other wholly-owned Subsidiary; (b) any such purchase or other acquisition by the Company or any wholly-owned Subsidiary of the assets or stock of any wholly-owned Subsidiary; (c) the Blodgett Acquisition; (d) any Acquisition by the Company or any wholly-owned Subsidiary where (1) the assets acquired are for use in, or the Person acquired is engaged in, business activities permitted under Section 10.18; (2) immediately before or after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (3) the Senior Leverage Ratio as of the end of the two Fiscal Quarters ended on or immediately prior to the date of such Acquisition was less than 1.50 to 1.0; (4) the aggregate consideration paid by the Company and its Subsidiaries (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, but excluding any common stock of the Parent) in connection with (x) such Acquisition (or any series of related Acquisitions) does not exceed $3,000,000 and (y) all Acquisitions made after the Effective Date does not exceed $5,000,000; (5) after giving effect to such Acquisition, the Company will be in pro forma compliance with all of the financial ratios and restrictions set forth in Section 10.6; and (6) immediately after giving effect to such Acquisition, the Revolving Availability is at least $10,000,000 greater than the Revolving Outstandings; (e) sales and dispositions of assets (including the stock of Subsidiaries) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $500,000; and (f) Investments permitted by Section 10.19(m).

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     10.11 Use of Proceeds. Use the proceeds of the Loans solely to finance the working capital of the Company and its Subsidiaries, for the Blodgett Acquisition, for capital expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, (a) for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock or (b) in violation of any applicable law, rule or regulation.

     10.12 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary, or as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements, mortgages, deeds of trust, Collateral Access Agreements and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates, notes and other collateral with respect to which perfection is customarily obtained by possession, and the delivery of opinions of counsel with respect to any of such documents) to ensure that (i) the obligations of the Company hereunder and under the other Loan Documents and any Hedging Obligations of the Company owing to any Lender or any Affiliate of any Lender are secured by first-priority Liens (subject only to Liens permitted by the Loan Documents) on substantially all of the assets of the Company and guaranteed by all of the Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Subsidiary Guaranty; provided that no Foreign Subsidiary shall have an obligation to execute a counterpart of the Subsidiary Guaranty; and (ii) the obligations of the Parent under the Parent Guaranty and of each Subsidiary Guarantor under the Subsidiary Guaranty and any Hedging Obligations of the Parent or such Subsidiary Guarantor owing to any Lender or any Affiliate of any Lender are secured by first-priority Liens (subject only to Liens permitted by the Loan Documents) on substantially all of the assets of the Parent or such Subsidiary Guarantor. Notwithstanding the foregoing, (a) neither the Parent, the Company nor any other domestic Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary; (b) no Foreign Subsidiary shall be required to pledge any of its assets, including the stock of any other Foreign Subsidiary; and (c) the Company shall have no obligation to pledge to the Administrative Agent, or grant the Administrative Agent a security interest in, the Specified Insurance Policy.

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     10.13 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Parent and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

     10.14 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

     10.15 Environmental Laws. Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in material compliance with all Environmental Laws (other than Immaterial Laws).

     10.16 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; provided that the foregoing shall not prohibit the Parent or any Subsidiary from entering into options for the purchase of particular assets or businesses.

     10.17 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which (a) would be violated or breached by any borrowing, or the obtaining of any Letter of Credit, by the Company hereunder or by the performance by the Parent, the Company or any other Subsidiary of any of its obligations hereunder or under any other Loan Document or (b) would prohibit the Parent, the Company or any other domestic Subsidiary from granting to the Administrative Agent, for the benefit of the Lenders, a Lien on any of its assets (other than (i) any prohibition with respect to an asset subject to a Lien or purchase money security interest securing Debt permitted by Section 10.7(c) or a Lien permitted by Section 10.8(c)) and (ii) customary non-assignment provisions in leases not prohibited by the terms of this Agreement).

     10.18 Business Activities. (a) Not engage in any business activity other than (i) the ownership of the capital stock of the Company and activities incident thereto (including the issuance and servicing of the Seller Subordinated Debt) and (b) not permit any Subsidiary to engage in any line of business other than those engaged in by the Company and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

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     10.19 Advances and Other Investments. Not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

     (a) equity Investments existing on the Effective Date in Subsidiaries identified in Schedule 9.8;

     (b) equity Investments in Subsidiaries (or entities which are to become Subsidiaries) in connection with transactions permitted by Section 10.10(a), (b)or (d);

     (c) in the ordinary course of business, contributions by the Parent to the capital of the Company, by the Company to any of its Subsidiaries or by any such Subsidiary to the capital of any of its Subsidiaries;

     (d) in the ordinary course of business, Investments by the Parent in the Company, by the Company in any of its Subsidiaries or by any Subsidiary in the Company or any other Subsidiary of the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7; (1)

     (e) Suretyship Liabilities permitted by Section 10.7;

     (f) good faith deposits made in connection with prospective Acquisitions permitted by Section 10.10;

     (g) Cash Equivalent Investments;

     (h) the Blodgett Acquisition;

     (i) bank deposits in the ordinary course of business and consistent with past practice; provided that the aggregate amount of all such deposits (excluding (x) amounts in payroll accounts, disbursement accounts or for accounts payable, in each case to the extent that checks have been issued to third parties, and (y) amounts maintained (in the ordinary course of business consistent with past practice) in accounts of any Person which is acquired by the Parent or a Subsidiary in accordance with the terms hereof during the 45 days (or, in the case of the Blodgett Acquisition, 60 days) following the date of such Acquisition) which are maintained by the Parent and its domestic Subsidiaries with any bank that is not a Lender shall not at any time exceed $500,000 in the aggregate;

     (j) Investments received in connection with the creation and collection of receivables in the ordinary course of business;

     (k) Investments set forth on Schedule 10.19;

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     (l) loans to officers and directors of the Parent or any Subsidiary, so long as the aggregate principal amount of such loans made after the Effective Date does not exceed $400,000; and

     (m) other Investments in an aggregate amount (valued at cost) not exceeding $100,000 at any time outstanding;

provided that no Investment otherwise permitted by clause (b), (e), (f) or (l) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     10.20 Foreign Subsidiaries. Not at any time permit more than 25% of its consolidated assets to be owned by, or more than 45% of its consolidated revenues for any Fiscal Quarter to be earned by, Foreign Subsidiaries.

     10.21 Interest Rate Protection. Within 30 days following the Effective Date, cause the Company to enter into one or more interest rate protection agreements with counterparties reasonably satisfactory to the Administrative Agent effectively fixing the interest rates (at rates reasonably satisfactory to the Administrative Agent) on not less than $20,000,000 in principal amount of the Loans for a period of not less than three years.

     10.22 Amendments to Certain Documents. Not, and not permit any Subsidiary to, make or agree to any amendment to or modification of, or waive any of its rights under, any of the terms of (a) the Blodgett Acquisition Agreement, if such amendment, modification or waiver would adversely affect the interests of the Lenders; or (b) any agreement or instrument governing any Subordinated Debt which would (i) have the effect of (x) providing for earlier payment in respect of principal or redemptions or otherwise, (y) requiring additional collateral or guarantees to secure the Subordinated Debt or (z) increasing the interest rate payable with respect thereto or (ii) otherwise adversely affecting the interest of the Lenders in any material respect.

     10.23 Real Estate Documents.

     (a) In the case of each parcel of real property listed on Schedule 11.1.11, deliver, or cause to be delivered, to the Administrative Agent within 15 days following the Effective Date, (i) an ALTA Loan Title Insurance Policy issued by an insurer acceptable to the Administrative Agent (and, for purposes hereof, the Administrative Agent acknowledges that Chicago Title Insurance Company and Stewart Title Company are acceptable insurers) or a title insurance binder thereof marked by an authorized representative of such title company, insuring the Administrative Agent’s Lien on such real property and containing such endorsements as the Administrative Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Administrative Agent), (ii) copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to in clause (i) and (iii) a flood insurance policy concerning such real property, reasonably satisfactory to the Administrative Agent, if required by the Flood Disaster Protection Act of 1973.

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     (b) In the case of each parcel of real property currently leased (as lessee) by the Company or any domestic Subsidiary, use commercially reasonable efforts to deliver, or cause to be delivered, to the Administrative Agent within 90 days following the Effective Date, a Collateral Access Agreement from the owner and each mortgagee of such property waiving any landlord’s or mortgagee’s Lien in respect of personal property kept at the premises subject to such lease; and, if the Company or any domestic Subsidiary is unable to obtain a Collateral Access Agreement from the owner of any leased property, the Company or such Subsidiary will remove all material equipment from such property no later than June 30, 2002.

     (c) In the case of each parcel of real property acquired in fee or leased (as lessee) by the Company or any domestic Subsidiary after the date hereof, concurrently with the acquisition of such real property or entering into such lease, (i) in the case of any acquisition in fee, the documents required by clause (a) above and (ii) in the case of any leased real property, (x) the documents listed in clause (b) above with respect to such property and (y) if requested by the Administrative Agent, a leasehold Mortgage for such property and the documents listed in clause (a) above with respect to such property.

     10.24 Foreign Pledges. Cause to be delivered to the Administrative Agent (to the extent not previously delivered) within 100 days following the Effective Date, agreements executed by each domestic Subsidiary of the Company pledging approximately but not less than 65% of the stock or other equity interests of each Foreign Subsidiary owned by such domestic Subsidiary, together with all documents necessary to perfect the security interest of the Administrative Agent in such stock or other equity interests; provided that neither the Company nor any Subsidiary shall have any obligation to pledge the stock of any Excluded Foreign Subsidiary (as defined below) so long as the aggregate amount of the assets of all Excluded Foreign Subsidiaries does not exceed $3,000,000 (or the Dollar Equivalent thereof) and the aggregate net earnings of all Excluded Foreign Subsidiaries during the most recently ended Computation Period does not exceed $300,000 (or the Dollar Equivalent thereof). For purposes of the foregoing, “Excluded Foreign Subsidiary” means any Foreign Subsidiary which has assets of less than $1,000,000 (or the Dollar Equivalent thereof) and had net earnings during the most recently ended Computation Period of less than $100,000 (or the Dollar Equivalent thereof).

     10.25 Key Management. No later than 180 days after Selim Bassoul (or any successor approved by the Required Lenders as set forth below) ceases to be the chief executive officer of the Company, retain a new chief executive officer reasonably satisfactory to the Required Lenders.

     SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

     11.1 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall have received (a) all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 15.6; (b) evidence satisfactory to the Administrative Agent that (i) the closing of the Blodgett Acquisition shall take place concurrently with the initial Credit Extension; (ii) all Debt to be Repaid has been (or concurrently with the initial Credit Extension will be) paid in full and all Liens securing such Debt have been (or concurrently with the initial Credit Extension will be) terminated; (iii) all filings required by the Administrative Agent to perfect the Administrative Agent’s Lien on the collateral under the Security Agreement have been duly made and are in full force and effect; (iv) all collateral and related documents required to be delivered to the Administrative Agent under the U.S. Pledge Agreement has been delivered; (v) the Parent has issued Seller Subordinated Debt in an original principal amount of not less than $21,000,000; (vi) the Company has issued Senior Subordinated Debt in an original principal amount not less than $25,000,000; (vii) on a pro forma basis as of the Effective Date (and after giving effect to the Blodgett Acquisition), the Senior Leverage Ratio will not be greater than 2.20 to 1; and (viii) after giving effect to all Credit Extensions to be made on the Effective Date, the Revolving Availability shall be greater than the Revolving Outstandings by at least the sum of (A) $7,500,000 plus (B) all fees to be paid by the Parent or any Subsidiary in connection with the Blodgett Acquisition (and the financing thereof) during the six months following the Effective Date and (c) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

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     11.1.1 Notes. The Notes.

     11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors (or equivalent governing body) of each Loan Party authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

     11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the each Loan Party of the documents referred to in this Section 11.

     11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

     11.1.5 Security Agreement. A Security Agreement executed by each Loan Party.

     11.1.6 Subsidiary Guaranty. The Subsidiary Guaranty executed by each Subsidiary Guarantor.

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     11.1.7 U.S. Pledge Agreement. The U.S. Pledge Agreement executed by the Company and each other Loan Party which owns stock of any Subsidiary (other than a Foreign Subsidiary), together with original stock certificates representing the shares to be pledged thereunder and corresponding stock powers executed in blank.

     11.1.8 Opinions of Counsel for the Loan Parties. The opinions of (a) Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Loan Parties, (b) Sheehey Furlong Rendall & Behm P.C., special Vermont counsel to G.S. Blodgett Corporation and Cloverleaf Properties, Inc., (c) Sulloway & Hollis, P.L.L.C., special New Hampshire counsel to Pitco Frialator, Inc. and (d) Carlton Fields, P.A., special Florida counsel to Middleby Worldwide, Inc.

     11.1.9 Financial Information. The following financial information: (a) unaudited financial statements for the Parent and its Subsidiaries for the Fiscal Quarter ended September 29, 2001 and for the months ended October 27, 2001 and November 24, 2001, prepared by the chief financial officer of the Parent, (b) consolidated pro forma financial statements for the Parent and its Subsidiaries as of September 29, 2001 and November 24, 2001 after giving effect to the Blodgett Acquisition and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, prepared by the chief financial officer of the Parent; (c) a report of Arthur Andersen LLP (i) confirming that it has reviewed the financial statements for September 29, 2001 described in clause (a), (ii) setting forth the combined sales of the Parent and its Subsidiaries, after giving effect to the Blodgett Acquisition, for the twelve months ended immediately prior to the Effective Date and (iii) confirming that the combined Pro Forma EBITDA of the Parent, Blodgett and their respective Subsidiaries on a pro forma basis was at least $25,000,000 for the twelve months ended immediately prior to the Effective Date and (d) a compliance certificate in the form of Exhibit B showing pro forma compliance with all financial covenants as of the Effective Date.

     11.1.10 Acquisition Documents. Certified copies of the Blodgett Acquisition Agreement, together with evidence that (i) the aggregate amounts paid or payable in connection with the closing for the Blodgett Acquisition (including all Debt assumed and all fees and expenses) will not exceed $102,000,000 and (ii) the aggregate cash amount paid to Maytag Corporation at such closing with the proceeds of the Loans and the Senior Subordinated Debt will not exceed $74,000,000.

     11.1.11 Mortgages. With respect to each parcel of real property listed on Schedule 11.1.11, (a) a duly executed Mortgage providing for a fully perfected Lien (or, with respect to any Vermont real property, the valid transfer of a fee interest, subject to the mortgagor’s right of equity of redemption), in favor of the Administrative Agent, in all right, title and interest of the Company or the applicable Subsidiary Guarantor in such real property and (b) original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document.

     11.1.12 Subordinated Debt. Copies of all agreements or instruments governing Subordinated Debt issued on or prior to the Effective Date, including (a) a subordination agreement substantially in the form of Exhibit H-1 between the holder of the Seller Subordinated Debt and the Administrative Agent and (b) a subordination agreement substantially in the form of Exhibit H-2 between the holders of the Senior Subordinated Debt and the Administrative Agent.

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     11.1.13 Borrowing Base Certificate. A Borrowing Base Certificate showing the Borrowing Base as of November 24, 2001.

     11.1.14 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

     11.2 Conditions to All Credit Extensions. The obligation (a) of each Lender to make any Loan and (b) of each Issuing Lender to issue any Letter of Credit is subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent:

     11.2.1 Compliance with Representations and Warranties, No Default, etc. Both before and after giving effect to each Credit Extension, the following statements shall be true and correct:

     (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

     (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

     11.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender (acting through the Administrative Agent), the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Credit Extension and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for a Credit Extension shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Credit Extension), together with such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request in support thereof.

     SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT.

     12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

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     12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; default, and continuance thereof for three Business Days after notice from the applicable Issuing Lender, in the payment when due of any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

     12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Parent or any Subsidiary in an aggregate principal amount (for all such Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to the expiration of any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof (subject to the expiration of any applicable grace period), or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

     12.1.3 Bankruptcy, Insolvency, etc. The Parent or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Parent or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Parent or such Subsidiary or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Parent or any Subsidiary or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Parent or any Subsidiary, and if such case or proceeding is not commenced by the Parent or such Subsidiary, it is consented to or acquiesced in by the Parent or such Subsidiary, or remains for 60 days undismissed; or the Parent or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

     12.1.4 Non-Compliance with Provisions of This Agreement. (a) Failure by the Parent to comply with or to perform any covenant set forth in Sections 10.2,10.5(a) (with respect to the Parent or the Company), 10.6 through 10.13, 10.17, 10.18, 10.19 or 10.22; or (b) failure by the Parent to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after notice thereof to the Company from the Administrative Agent or any Lender.

     12.1.5 Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document, or in any statement or certificate at any time given by such Loan Party in writing in connection herewith or therewith, is false or misleading in any material respect on or as of the date made or deemed made.

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     12.1.6 Pension Plans. (i) Institution of any steps by any Loan Party or any other Person to terminate a Pension Plan if as a result of such termination such Loan Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Parent and the Controlled Group has incurred on the date of such withdrawal) exceeds $500,000.

     12.1.7 Judgments. Final judgments which exceed an aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $500,000 shall be rendered against the Parent or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

     12.1.8 Invalidity of Subsidiary Guaranty, etc. The Subsidiary Guaranty or the Parent Guaranty shall cease to be in full force and effect with respect to any Subsidiary Guarantor or the Parent, respectively (unless, in the case of a Subsidiary Guarantor, such Subsidiary Guarantor ceases to be a Subsidiary pursuant to a transaction permitted hereby); any Subsidiary Guarantor or the Parent shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty or the Parent Guaranty, respectively; or any Subsidiary Guarantor or the Parent (or any Person by, through or on behalf of such Subsidiary Guarantor or the Parent) shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty or the Parent Guaranty, respectively, with respect to such Subsidiary Guarantor or the Parent, respectively.

     12.1.9 Invalidity of Collateral Documents, etc. (a) Any Collateral Document shall cease to be in full force and effect with respect to any Loan Party; (b) any Loan Party shall fail to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party and such failure (i) affects a material portion of the collateral granted under such Collateral Document or (ii) continues for 10 days after a Responsible Officer obtains knowledge thereof; or (c) any Loan Party (or any Person by, through or on behalf of such Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

     12.1.10 Change in Control. A Change in Control shall occur.

     12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent cash collateral in amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

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     SECTION 13 PARENT GUARANTY

     13.1 The Guaranty. The Parent hereby irrevocably and unconditionally guarantees as a primary obligor the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, including all principal of the Loans, all reimbursement obligations in respect of Letters of Credit, all interest on the foregoing and all fees payable hereunder (including all interest and fees accruing after the commencement of a bankruptcy, insolvency or similar proceeding with respect to the Company, regardless of whether such interest or fees constitute an allowed claim in such proceeding) and all other amounts payable hereunder or any other Loan Document.

     13.2 Guaranty Unconditional. The obligations of the Parent under this Section 13 shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or any Subsidiary Guarantor under this Agreement, any other Loan Document or any applicable Hedging Agreement, by operation of law or otherwise (other than payment in full of the Guaranteed Obligations);

     (b) any modification or amendment of or supplement to this Agreement, any other Loan Document or any applicable Hedging Agreement;

     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Company under this Agreement, any other Loan Document or any applicable Hedging Agreement;

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     (d) any change in the existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Agreement, any other Loan Document or any applicable Hedging Agreement (other than payment in full of the Guaranteed Obligations);

     (e) the existence of any claim, set-off or other right which the Parent may have at any time against the Company, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any applicable Hedging Agreement or any unrelated transaction;

     (f) any invalidity or unenforceability relating to or against the Company for any reason of this Agreement, any other Loan Document or any applicable Hedging Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Loan, any amounts payable with respect to any Letter of Credit, any other amount payable by it under this Agreement, any other Loan Document or any applicable Hedging Agreement; or

     (g) any other act or omission to act or delay of any kind by the Company, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Parent’s obligations hereunder.

     13.3 Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Parent’s obligations hereunder shall remain in full force and effect until the Commitments and all Letters of Credit shall have terminated and all Guaranteed Obligations shall have been paid in full in cash (other than in respect of contingent indemnification obligations with respect to which the Administrative Agent and the Lenders have not asserted a claim against any Loan Party). If at any time any payment of principal of or interest on any Loan, any amount payable with respect to any Letter of Credit, any other amount payable by the Company under this Agreement, any other Loan Document or any applicable Hedging Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     13.4 Waiver by the Parent. The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

     13.5 Delay of Subrogation. Notwithstanding any payment made by or on behalf of the Parent under this Section 13, the Parent shall not exercise any right of subrogation to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received payment in cash of the full amount of all Guaranteed Obligations, the expiration or termination of all Letters of Credit and the termination of the Commitments.

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     13.6 Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Company under this Agreement, any other Loan Document or any applicable Hedging Agreement is stayed upon insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent under this Section 13 forthwith on demand by the Administrative Agent made at the written request of the Required Lenders.

     SECTION 14 THE ADMINISTRATIVE AGENT.

     14.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.

     (c) The Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made or proposed to be made by it as fully as if the term “Administrative Agent”, as used in this Section 14, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

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     14.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     14.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for such Agent-Related Person’s own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders or their participants for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

     14.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any Subsidiary), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all of the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders (or, if required hereunder, all Lenders) otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate a solicitation for the consent or a vote of the Lenders.

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     14.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

     14.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company or its Affiliates which may come into the possession of any of the Agent-Related Persons.

     14.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata based on each Lender’s Total Percentage, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent resulting from such Agent-Related Person’s gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for the purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (according to its Total Percentage) of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that any Loan Party is obligated to, but fails, to reimburse the Administrative Agent therefor (but without limiting such Loan Party’s obligation to so reimburse the Administrative Agent, it being understood that the Administrative Agent shall promptly return to each Lender any amount paid by such Lender pursuant hereto which is subsequently reimbursed by any Loan Party). The undertaking in this Section shall survive termination of the Commitments, repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents, any termination of this Agreement and the resignation or replacement of the Administrative Agent.

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     For the purposes of this Section 14.7, “Indemnified Liabilities” shall mean: any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or the replacement of any Lender) be imposed on, incurred by or asserted against any Agent-Related Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code, and including any appellate proceeding) related to or arising out of this Agreement or the Commitments or the use of the proceeds thereof, whether or not any Administrative Agent-Related Person, any Lender or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto.

     14.8 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent, the Issuing Lender or the Swing Line Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America were not the Administrative Agent and the Issuing Lender and the Swing Line Lender, and the terms “Lender,” “Revolving Lender” and “Term Lender” include Bank of America and its Affiliates, to the extent applicable, in their individual capacities.

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     14.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.6 and 15.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as the Administrative Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced as an “Issuing Lender” and the “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

     14.10 Withholding Tax.

     (a) The Administrative Agent and any Lender, Participant or Assignee that is a “foreign corporation, partnership or trust” within the meaning of the Code agrees to deliver to the Company and the Administrative Agent, on or prior to the date this Agreement was executed (or if any Assignee or Participant was not a Lender or Participant hereunder immediately prior to such assignment or participation, on or prior to the effective date of the assignment or participation pursuant to which such Assignee or Participant became a Lender or Participant hereunder or if the Administrative Agent is a successor to the original Administrative Agent, on or prior to the date such Person accepts the appointment as Administrative Agent), two properly completed and executed original copies of Internal Revenue Service Forms W-9 and two properly completed and executed copies of either (x) (i) Internal Revenue Service Form W-8BEN, establishing a complete exemption from withholding tax under an applicable United States income tax treaty or (y) Internal Revenue Service Form W-8ECI establishing that payments under this Agreement are exempt from United States withholding tax because such payments are connected with a United States trade or business of the Administrative Agent or such Lender, Participant or Assignee. The Administrative Agent and each Lender, Participant or Assignee shall also provide such other such other forms, certificates, documents and other evidence as may be required under the Code or other laws of the United States.

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     Each Lender, Participant or Assignee or the Administrative Agent, as the case may be, agrees to promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, each Lender, Participant or Assignee or the Administrative Agent, as the case may be, shall deliver to the Company and the Administrative Agent two further copies of such Form W-8BEN or W-8ECI or successor applicable forms or other manner of certification on or before the date that any such prior form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Person to the Company and the Administrative Agent.

     (b) If any Lender claims exemption from, or reduction of, withholding tax by providing IRS Form W-8ECI and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of such obligations of the Company hereunder. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8ECI as no longer valid.

     (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8BEN with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Lender hereunder, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

     (d) If any Lender, Assignee or Participant is entitled to a reduction in the applicable withholding tax, the Company or the Administrative Agent may withhold from any interest payment to such Lender, Assignee or Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (a) of this Section are not delivered to the Company or the Administrative Agent, then the Company or the Administrative Agent may withhold from any interest payment to such Lender, Assignee or Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

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     (e) If the IRS or any other governmental authority of the United States or any other jurisdiction asserts a claim that the Company or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender, Assignee or Participant (because the appropriate form was not delivered or was not properly executed, or because such Lender, Assignee or Participant failed to promptly notify the Company or the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender, Assignee or Participant shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Company or the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Company or the Administrative Agent, together with all costs and expenses (including reasonable fees of attorneys for the Company and the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)). The obligation of the Lenders, Assignees or Participants under this subsection shall survive the repayment of the Loans, cancellation of the Notes, any termination of this Agreement and the resignation or replacement of the Administrative Agent and shall apply to any assignee or successor of the Company.

     14.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) which is sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Collateral Document to the holder of any Lien on such property which is permitted by Section 10.8(c) or (d) hereof; or (c) to release any Subsidiary from its obligations under the Subsidiary Guaranty if such entity ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Subsidiary Guaranty, pursuant to this Section 14.11.

     14.12 Syndication Agent. No Lender identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

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     SECTION 15 GENERAL.

     15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Total Percentage of not less than the aggregate Total Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders and, in the case of an amendment or other modification, the Company, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change or extend the Commitment of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall modify the allocation of any payment between the Term Loans without the consent of Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of each of the Term A Loans and the Term B Loans. No amendment, modification, waiver or consent shall (i) extend the scheduled maturity date of any principal of any Loan or extend the date for payment of any interest on any Loan or any fees payable hereunder, (ii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iii) release (x) the Parent from its obligations under the Parent Guaranty, (y) any Subsidiary from its obligations under the Subsidiary Guaranty (other than with respect to a Subsidiary Guarantor which ceases to be a Subsidiary as a result of a transaction permitted hereunder) or (z) all or substantially all of the collateral granted under the Collateral Documents or (iv) reduce the aggregate Total Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of each Lender affected thereby. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement affecting the Swing Line Lender in its capacity as such shall be amended, modified or waived without the written consent of the Swing Line Lender.

     15.2 Confirmations. The Company and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding to such Lender.

     15.3 Notices. Except as otherwise provided in Sections 2.2 and 2.4, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 15.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2 and 2.4, the Administrative Agent and the Swing Line Lender shall be entitled to rely on telephonic instructions from any person that the Administrative Agent or the Swing Line Lender in good faith believes is a Responsible Officer of the Company, and the Company shall hold the Administrative Agent, the Swing Line Lender and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

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     15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

     15.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

     15.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including the reasonable fees and charges of counsel for the Administrative Agent and the Lead Arranger and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs and other legal expenses and allocated costs of internal counsel) incurred by the Administrative Agent and each Lender during the existence of an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any amendments, supplements or waivers thereto. In addition, the Company agrees to pay, and to save the Administrative Agent, the Lead Arranger and the Lenders harmless from all liability for, (a) any stamp or other similar taxes (excluding franchise taxes, branch profits taxes and other taxes imposed on or measured by net income, net profits or receipts) which may be payable in connection with the execution and delivery of this Agreement, the Credit Extensions hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith, except as otherwise provided in Section 7.6 or 8.1, and (b) any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All obligations provided for in this Section 15.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

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     15.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

     15.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     15.9 Assignments; Participations.

     15.9.1 Assignments. Any Lender may, with the prior written consent of the Administrative Agent and, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Company (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Lender’s Loans and Commitment in a minimum aggregate amount (in the case of an assignment to an Assignee other than a Lender hereunder) equal to the lesser of (i) the amount of the assigning Lender’s remaining Loans and, without duplication, Commitment and (ii) $1,000,000 (or such lesser amount as the Company and the Administrative Agent may agree in their discretion); provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(w) the Assignee shall have complied with the requirements set forth in Section 14.10, if applicable,

(x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee,

(y) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit F (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent and, if required, the Company, and

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(z) the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after the effectiveness of any assignment and delegation to a Person that is not currently a Lender hereunder, the Company shall execute and deliver to the Administrative Agent (for delivery to the Assignee) a new Note dated the effective date of such assignment. Any attempted assignment and delegation not made in accordance with this Section 15.9.1 shall be null and void.

     The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and reimbursement obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     Notwithstanding the foregoing provisions of this Section 15.9.1 or any other provision of this Agreement, (i) any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank and (ii) any Lender that is a fund may assign all or any portion of any Term Loan to a trustee for the benefit of such Lender’s investors in connection with the financial leveraging of such fund; provided that no such assignment pursuant to clause (i) or (ii) shall release any Lender from any of its obligations hereunder.

     15.9.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or Swing Line Loan or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that any Lender selling any such participating interest shall give notice thereof to the Company. In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note and shall remain responsible for all of its obligations as a Lender hereunder for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fifth sentence of Section 15.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

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     15.10 Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

     15.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     15.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.

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     15.13 Indemnification by the Company.

     (a) In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Administrative Agent, the Lead Arranger, each Lender and each of the officers, directors, employees, Affiliates and agents of the Administrative Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses (excluding taxes and related costs), including reasonable attorneys’ fees and charges and, without duplication, allocated costs of internal counsel (collectively, for purposes of this Section 15.13, called the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Loan Party; (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which any Loan Party or any of its predecessors in interest is alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties (without duplication of costs and expenses specifically referred to in Section 15.6 and related taxes and other amounts), except for any such Indemnified Liabilities arising on account of any such Lender Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     (b) Without limiting the foregoing, the Company and its successors and assigns hereby release and discharge, and agree to defend, indemnify and hold harmless, the Lender Parties from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any Lender Party may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any Environmental Liabilities, whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to: (i) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (ii) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Parent and its Subsidiaries; (iii) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv) (including Management either from the Properties and Facilities or from any property covered by clause (iv) and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv)); (iv) conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Effective Date, (A) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with (1) the Parent or its Subsidiaries, (2) any Affiliate thereof, or (3) any predecessor or successor organization of those identified in clause (1) or (2); or (B) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Parent or its Subsidiaries; (v) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws; (vi) the presence of any toxic or hazardous substance, waste or contaminant on, at or from the past and present Properties and Facilities, including, without limitation, human exposure thereto; (vii) any spill, release, discharge or emission affecting the past and present Properties and Facilities, whether or not the same originates or emanates from such Properties and Facilities or any contiguous real estate, including, without limitation, any loss of value of such Properties and Facilities as a result thereof; or (viii) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Parent or the Company in this Agreement. Capitalized terms used in this clause (b) which are not otherwise defined in this Agreement have the respective meanings given to them in the Note Purchase Agreement.

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     (c) All obligations provided for in this Section 15.13 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of any or all of the Collateral Documents, the sale, transfer or conveyance of all or part of the past and present properties and facilities or any circumstances which might otherwise constitute a legal or equitable discharge, in whole or in part, of the Company under this Agreement and any termination of this Agreement.

     15.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID TO SUCH ADDRESS AS DETERMINED PURSUANT TO SECTION 15.3, BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH OF THE COMPANY AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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     15.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENTS.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MIDDLEBY MARSHALL INC. By: /s/ David B. Baker Title: Vice President and Chief Financial Officer

THE MIDDLEBY CORPORATION By: /s/ David B. Baker Title: Vice President and Chief Financial Officer

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BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ David A. Johanson Title: Vice President

Signature page to Middleby Credit Agreement

BANK OF AMERICA, N.A., as Issuing Lender, Swing Line Lender and a Lender

By: /s/ William S. Richards, Jr. Title: Senior Vice President

Signature page to Middleby Credit Agreement

FLEET NATIONAL BANK, as Syndication Agent and as a Lender

By: /s/ Kenneth R. Sheldon Title: Vice President

Signature page to Middleby Credit Agreement

THE NORTHERN TRUST COMPANY

By: /s/ Eileen L. Sachanda Title: Vice President

Signature page to Middleby Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION

By: /s/ Peg Laughlin Title: Executive Vice President

Signature page to Middleby Credit Agreement

FIFTH THIRD BANK (CHICAGO)

By: /s/ Joseph P. Gaffigan Title: Senior Vice President

Signature page to Middleby Credit Agreement

SCHEDULE 1.1

PRICING SCHEDULE

     The Base Rate Margin for Revolving Loans and Term A Loans, the Eurodollar Margin for Revolving Loans and Term A Loans, the Commitment Fee Rate and the LC Fee Rate for Commercial and Standby Letters of Credit, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III	Level IV	Level V

Commitment Fee Rate	0.400%	0.450%	0.500%	0.500%	0.500%

Eurodollar Margin	2.250%	2.500%	2.750%	3.000%	3.250%

Base Rate Margin	0.750%	1.000%	1.250%	1.500%	1.750%

LC Fee Rate for Standby Letters of Credit	2.250%	2.500%	2.750%	3.000%	3.250%

LC Fee Rate for Commercial Letters of Credit	1.125%	1.250%	1.375%	1.500%	1.625%

     Level I applies when the Total Leverage Ratio is less than 1.00 to 1.

     Level II applies when the Total Leverage Ratio is equal to or greater than 1.00 to 1 but less than 1.5 to 1.

     Level III applies when the Total Leverage Ratio is equal to or greater than 1.50 to 1 but less than 2.00 to 1.

     Level IV applies when the Total Leverage Ratio is equal to or greater than 2.00 to 1 but less than 2.50 to 1.

     Level V applies when the Total Leverage Ratio is equal to or greater than 2.50 to 1.

     Initially, the applicable Level shall not be determined in accordance with the Total Leverage Ratio but shall be Level V. Beginning on June 30, 2002, the applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Total Leverage Ratio as of the last day of such Fiscal Quarter; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.4 by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, Level V shall apply until such financial statements are delivered.

SCHEDULE 2.1 LENDERS AND PERCENTAGES

Lender	Revolving Commitment	Term A Commitment	Term B Commitment	Total Commitment	Revolving Percentage	Term A Percentage	Term B Percentage	Total Percentage

Bank of America, N.A	$7,192,309.00	$9,807,691.00	$3,000,000.00	$20,000,000.00	26.153850909%	26.153842667%	100.000000000%	29.411764705%

Fleet National Bank	$6,134,615.00	$8,365,385.00	$0.00	$14,500,000.00	22.307690909%	22.307693333%	0%	21.323529411%

LaSalle Bank National Association	$5,711,538.00	$7,788,462.00	$0.00	$13,500,000.00	20.769229091%	20.769232000%	0%	19.852941176%

The Northern Trust Company	$4,230,769.00	$5,769,231.00	$0.00	$10,000,000.00	15.384614545%	15.384616000%	0%	14.705882352%

Fifth Third Bank (Chicago)	$4,230,769.00	$5,769,231.00	$0.00	$10,000,000.00	15.384614545%	15.384616000%	0%	14.705882352%

TOTALS	$27,500,000.00	$37,500,000.00	$3,000,000.00	$68,000,000.00	100.000000000%	100.000000000%	100.000000000%	100.000000000%

SCHEDULE 6.1 AMORTIZATION OF TERM A LOANS

DATE	PRINCIPAL PAYMENT

March 31, 2002	$1,500,000

June 30, 2002	$2,000,000

September 30, 2002	$3,250,000

December 31, 2002	$3,250,000

March 31, 2003	$2,500,000

June 30, 2003	$2,500,000

September 30, 2003	$2,500,000

December 31, 2003	$2,500,000

March 31, 2004	$2,375,000

June 30, 2004	$2,375,000

September 30, 2004	$2,375,000

December 31, 2004	$2,375,000

March 31, 2005	$2,000,000

June 30, 2005	$2,000,000

September 30, 2005	$2,000,000

December 21, 2005	$2,000,000

* To be revised to reflect payment on last day of Fiscal Quarters

SCHEDULE 9.6 LITIGATION AND CONTINGENT LIABILITIES

SCHEDULE 9.7 OWNERSHIP OF PROPERTIES; LIENS

SCHEDULE 9.8
SUBSIDIARIES

Middleby Marshall Inc.
      Blodgett Holdings Inc.
      Middleby Japan Corporation
      G.S. Blodgett Corporation
              Pitco Frialator, Inc.
              MagiKitch’n Inc.
              Cloverleaf Properties, Inc.
              Frialator International Limited (UK)
              G.S. Blodgett International, Limited
      Middleby Phillippines Corp.
              Fab Asia
      Middleby Worldwide, Inc.
              Middleby Taiwan Corporation
              Middleby Korea Corporation
              Middleby China Corporation
              Middleby Mexico
              Middleby Spain
                     Middleby France

SCHEDULE 9.15 ENVIRONMENTAL MATTERS

SCHEDULE 10.7(g) DEBT TO BE REPAID

SCHEDULE 10.7(i) EXISTING DEBT

SCHEDULE 10.8 EXISTING LIENS

SCHEDULE 10.19 EXISTING INVESTMENTS

SCHEDULE 11.1.11 MORTGAGED PROPERTY

Owner	Property Address	County

Middleby Marshall, Inc.	1400 Toastmaster Drive Elgin, IL	Cook

Middleby Marshall, Inc.	1100 Old Honeycutt Road Fuquay-Varina, NC	Wake

Cloverleaf Properties, Inc.	42-44-50 Lakeside Avenue Burlington, VT	Chittenden

Cloverleaf Properties, Inc.	Junction Routes 89 & 93 Bow, New Hampshire	Merrimack

SCHEDULE 15.3
ADDRESSES FOR NOTICES

MIDDLEBY MARSHALL, INC.

1400 Toastmaster Drive
Elgin, IL 60120
Attention: David B. Baker
Telephone:
Facsimile:

BANK OF AMERICA, N.A., as Administrative Agent

For notices of borrowing, payments and other administrative matters:

231 S. LaSalle Street
Mail Code: IL1-231-08-30
Chicago, Illinois 60697
Attention: David A. Johanson, Vice President
Telephone: 312-828-7933
Facsimile: 877-206-8410

BANK OF AMERICA, N.A., as Issuing Lender, as Swing Line Lender, and as a Lender

231 S. LaSalle Street
Chicago, Illinois 60697
Attention: William S. Richards
Telephone: 312-828-2731
Facsimile: 312-828-1974

FLEET NATIONAL BANK, as Syndication Agent and as a Lender

For notices of borrowing, payments and other administrative matters:

1155 Elm Street
Manchester, New Hampshire 03101
Attention: Marybeth Bighinatti
Telephone: (603) 647-3748
Facsimile: (603) 647-7617

For all other notices:

Attention: Ken Sheldon
Facsimile: (603) 647-7617

FIFTH THIRD BANK (CHICAGO)

233 S. Wacker Drive
Chicago, IL 60606
Attention: Cecilia Leephailbul
Telephone: 312-876-4387
Facsimile: 312-876-4793

For all other notices:

Attention: Joshua Van Manen
Telephone: 312-876-4108
Facsimile: 312-876-4793

THE NORTHERN TRUST COMPANY

For notices of borrowing, payments and other administrative matters:

50 S. LaSalle St.
Chicago, IL 60675
Attention: Oscar Parrish
Telephone: 312-444-5504
Facsimile: 312-444-3502

For all other notices:

Attention: Eileen Sachanda
Telephone: 312-444-4273
Facsimile: 312-444-7028

LASALLE BANK NATIONAL ASSOCIATION

Fax notices of borrowing, payments and other administrative matters:

135 S. LaSalle Street
Suite 1125
Chicago, IL 60603
Attention: Sheila Brown
Telephone: 312-904-5319
Facsimile: 312-904-6150

For all other notices:

Attention: Peg Laughlin
Telephone: 312-904-6742
Facsimile: 312-904-6150